  As filed with the Securities and Exchange Commission on July 21, 2000
                                                     Registration No. 333-32588
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             Amendment No. 4
                                      to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                           OPNET TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)

                                ---------------
       Delaware                      7373                52-1483235
    (State or other      (Primary Standard Industrial (I.R.S. Employer
    jurisdiction of       Classification Code Number) Identification Number)
   incorporation or
     organization)

                        3400 International Drive, N.W.
                            Washington, D. C. 20008
                                (202) 364-4700
   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                                ---------------
                                 Marc A. Cohen
               Chairman of the Board and Chief Executive Officer
                           OPNET TECHNOLOGIES, INC.
                        3400 International Drive, N.W.
                            Washington, D.C. 20008
                                (202) 364-4700
               (Name, Address, Including Zip Code, and Telephone
              Number, Including Area Code, of Agent for Service)

                                  Copies to:
       Brent B. Siler, Esq.                  Lorraine Massaro, Esq.
        HALE AND DORR LLP                    MORRISON & FOERSTER LLP
  1455 Pennsylvania Avenue, N.W.           1290 Avenue of the Americas
      Washington, D.C. 20004                   New York, NY 10104
    Telephone: (202) 942-8400               Telephone: (212) 468-8000
     Telecopy: (202) 942-8484               Telecopy: (212) 468-7900

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued July 21 , 2000

                                4,000,000 Shares

                                [Logo of OPNET]
                            OPNET Technologies, Inc.

                                  COMMON STOCK

                                  -----------

OPNET Technologies, Inc. is offering 4,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price for our shares will be between $12.00 and $14.00 per share.

                                  -----------

We have applied to have our common stock quoted on the Nasdaq National Market under the symbol "OPNT."

                                  -----------

Investing in the common stock involves risks. See "Risk Factors" beginning on page 7.

                                  -----------

                                PRICE $   A SHARE

                                                       Underwriting
                                              Price to Discounts and Proceeds to
                                               Public   Commissions    Company
                                              -------- ------------- -----------
Per Share....................................   $           $            $
Total........................................  $           $            $

OPNET Technologies, Inc. has granted the underwriters the right to purchase up to an additional 600,000 shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares of common stock
to investors on     , 2000.

                                  -----------

MORGAN STANLEY DEAN WITTER

                              ROBERTSON STEPHENS

                                                        FRIEDMAN BILLINGS RAMSEY

      , 2000

[Inside Front Cover]

                       Software that Understands Networks


OPNET's products enable our customers to optimize the performance and maximize the availability of networks and applications. Our products use predictive simulation technology to assess future network and application performance under a wide range of operating conditions.

The below descriptions appear in the middle and bottom of this page.

[OPNET IT DecisionGuru Logo]

OPNET IT DecisionGuru

Maximizes network availability, optimizes network and application performance and reduce network operating costs.

A photograph of a network control room appears to the right of the OPNET IT DecisionGuru logo, with the captions "Service Provider/Carrier" and "Telecommunications Carriers, ISPs, ASPs, Wireless Network Operators, Cable Service Providers."

[OPNET Netbiz Logo]

OPNET Netbiz

Facilitates and accelerates the sales process for network equipment and services by automating network design and proposal generation.

A photograph of a group of people sitting around a table appears to the left of the OPNET Netbiz logo, with the caption "Enterprises."

[OPNET Modeler Logo]

OPNET Modeler

Accelerates development of network equipment and protocols by enabling the testing of product designs prior to manufacturing.



A photograph of technicians working on items of network equipment appears to the right of the OPNET Modeler logo, with the caption "Network Equipment Manufacturers."

Arrows point from the OPNET IT DecisionGuru logo to the "Service
Provider/Carrier" and "Enterprises" photographs, from the OPNET Netbiz logo to the "Service Provider/Carrier" and "Network Equipment Manufacturer" photographs and from the OPNET Modeler logo to the "Network Equipment Manufacturers" photograph.

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    4
Risk Factors........................    7
Special Note Regarding Forward-
 Looking Statements.................   14
Use of Proceeds.....................   15
Dividend Policy.....................   15
Capitalization......................   16
Dilution............................   17
Selected Consolidated Financial
 Data...............................   18
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   19

                                   Page
                                   ----
Business.........................   27
Management.......................   41
Related Party Transactions.......   50
Principal Stockholders...........   51
Description of Capital Stock.....   52
Shares Eligible for Future Sale..   55
Underwriters.....................   57
Legal Matters....................   60
Experts..........................   60
Where You Can Find More
 Information.....................   60
Index to Consolidated Financial
 Statements......................  F-1

                               ----------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. In this prospectus, the "Company," "we," "us" and "our" refer to OPNET Technologies, Inc.

Until      , 2000 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

IT DecisionGuru(TM), Netbiz(TM), OPNET(R), OPNET Modeler(R), OPNET Technologies(TM), and OPNETWORK(TM) are trademarks or service marks of OPNET. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding our company, our common stock being sold in this offering and our financial statements and the related notes appearing elsewhere in this prospectus.

                            OPNET TECHNOLOGIES, INC.

   We provide predictive network management software solutions that enable organizations to optimize the performance and maximize the availability of communications networks and networked applications. Our suite of products advances network and application management beyond reactive problem identification and reporting to proactive problem resolution and avoidance. The OPNET product suite combines predictive simulation and a comprehensive understanding of network technologies to enable network professionals to more effectively design and deploy networks, diagnose network and application performance problems, and predict the impact of proposed network modifications.

   Organizations increasingly depend upon their networks and applications to successfully execute their business strategies. The design, operation, and management of these networks are becoming more complex, and service providers and enterprises must now manage the convergence of data, voice, and video traffic over wireline and wireless architectures, integrating numerous existing and emerging technologies. As the complexity of networks continues to increase, so does the need for sophisticated solutions to manage network resources effectively.

   Our OPNET product suite consists of three primary software solutions: OPNET IT DecisionGuru, OPNET Modeler, and OPNET Netbiz. OPNET IT DecisionGuru enables service providers and enterprises to more effectively design and deploy networks and to predict the performance of their networks and applications. OPNET Modeler enables network equipment manufacturers to accelerate the design and development of network equipment and communication protocols. OPNET Netbiz facilitates and accelerates the sales process for service providers and network equipment manufacturers by automating network design and proposal generation. In addition, we provide comprehensive libraries of models of a wide range of network technologies and communication protocols to enable our products to simulate and analyze networks and applications.

   Using our simulation-based products, we believe our customers are more quickly and cost-effectively able to:

  . design, deploy, and operate new networks, network services, and network equipment;

  . adapt their existing network infrastructure and network services to meet their business-critical performance objectives;

  . proactively identify and avoid network and application performance problems;

  . define achievable performance and availability requirements for network services and applications, commonly known as service level agreements; and

  . streamline the sales process for network services and network equipment.

   We sell our products through our direct sales force, our international distributors, and original equipment manufacturers and resellers. We market our products to service providers, such as telecommunications carriers, Internet service providers, or ISPs, and application service providers, or ASPs, large and medium-sized enterprises, and network equipment manufacturers. Since inception, we have sold our products to over 600 customers, including service providers, such as AT&T, British Telecom, MCI WorldCom, SBC Communications, Sprint, and UUNET Technologies; enterprises, such as Boeing, IBM Global Services, National Semiconductor, RR Donnelley, and Texas Utilities; and network equipment manufacturers, such as 3Com, Cisco Systems, Ericsson, Motorola, Nokia, and Nortel Networks.

   We intend to enhance our leadership position in the expanding market for predictive network management software solutions by:

  . increasing penetration of the service provider market;

  . expanding our direct and international sales efforts;

  . leveraging our existing customer base;

  . introducing new products and enhancing the functionality of existing products; and

  . developing additional strategic relationships.

                                ----------------

   Our corporate offices are located at 3400 International Drive, N.W., Washington, D.C. 20008 and our telephone number is (202) 364-4700. Our predecessor was incorporated in Maryland under the name MIL 3, Incorporated on November 1, 1986, and we incorporated in Delaware on November 23, 1988 under the same name. We changed our name to OPNET Technologies, Inc. on February 2, 2000. Our Web address is www.opnet.com. We do not intend that the information on our Web site constitutes a part of this prospectus.

                                  THE OFFERING

 Common stock offered................................  4,000,000 shares
 Common stock to be outstanding after this offering.. 17,306,616 shares
 Use of proceeds..................................... We intend to use the net proceeds from this
                                                      offering for general
                                                      corporate purposes,
                                                      including working capital
                                                      and capital expenditures.
                                                      See "Use of Proceeds."
 Proposed Nasdaq National Market symbol.............. OPNT

   The number of shares of common stock to be outstanding after this offering excludes:

  . 2,203,287 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $4.55 per share; and

  . 2,925,000 shares of common stock reserved for future issuance under our stock plans.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

   The following table is a summary of our consolidated financial data. You should read this information together with our consolidated financial statements and the related notes appearing at the end of this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma balance sheet data gives effect to the conversion of all our outstanding redeemable convertible preferred stock into shares of our common stock, which will occur automatically upon the completion of this offering. The pro forma as adjusted balance sheet data also reflects the sale of the common stock offered by us, after deducting estimated underwriting discounts and estimated offering expenses payable by us.

                                                Year Ended March 31,
                                        --------------------------------------
                                         1996   1997   1998    1999     2000
                                        ------ ------ ------- -------  -------
                                        (in thousands, except per share data)
Statement of Operations Data:
Total revenues......................... $5,989 $8,615 $11,929 $12,003  $19,235
Gross profit...........................  5,331  7,607  10,514  10,621   15,632
Income (loss) from operations..........  1,360  2,505   2,590    (269)     333
Net income.............................    872  1,492   1,775     207      575
Net income applicable to common
 shares................................    872  1,492   1,766     193      561
Basic net income applicable per common
 share................................. $  .08 $  .13 $   .16 $   .02  $   .05
Diluted net income per common share.... $  .08 $  .13 $   .14 $   .02  $   .04
Weighted average shares outstanding
 (basic)............................... 11,524 11,674  11,153  10,661   10,740
Weighted average shares outstanding
 (diluted)............................. 11,620 11,852  12,897  13,626   14,367

                                                       As of March 31, 2000
                                                   -----------------------------
                                                                      Pro Forma
                                                   Actual  Pro Forma As Adjusted
                                                   ------- --------- -----------
                                                          (in thousands)
Balance Sheet Data:
Cash and cash equivalents......................... $ 8,765  $ 8,765    $55,625
Working capital...................................   7,112    7,112     53,572
Total assets......................................  16,713   16,713     63,173
Total stockholders' equity........................   3,468   10,416     57,276

   Except as otherwise indicated, information in this prospectus:

 .    reflects a three-for-two stock split of all outstanding shares of our common stock to be effected prior to the completion of this offering;

 .    gives effect to the conversion of all outstanding redeemable convertible preferred stock into an aggregate of 2,171,769 shares of our common stock, which will occur automatically upon the completion of this offering;

 .    assumes our common stock will be sold at $13.00 per share, which is the mid-point of the range shown on the cover of this prospectus; and

 .    assumes the underwriters do not exercise their over-allotment option to purchase additional shares in this offering.

Recent Operating Results

   For the three months ended June 30, 2000, we estimate that our total revenues were approximately $6.4 million. For the three months ended June 30, 2000, we estimate that our net income was in the range of $175,000 to $225,000 and our diluted net income per common share was in the range of $0.01 to $0.02, based on approximately 14.6 million weighted average diluted common shares outstanding. These estimates are preliminary and actual results could differ from these estimates.

                                 RISK FACTORS

   You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our common stock. Investing in our common stock involves a high degree of risk. Any of the following factors could harm our business and future operating results and could result in a partial or complete loss of your investment.

Risks Related to Our Business and Industry

   Our operating results may fluctuate significantly as a result of factors outside of our control, which could cause the market price of our stock to decline

   Our operating results have fluctuated in the past, and are likely to fluctuate significantly in the future. Our financial results may as a consequence fall short of the expectations of public market analysts or investors, which could cause the price of our common stock to decline. Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are beyond our control. Factors that could affect our operating results include:

  . the timing of large orders;

  . changes in the mix of our sales, including the mix between higher margin software products and somewhat lower margin services and maintenance, and the proportion of our license sales requiring us to make royalty payments;

  . the timing and amount of our marketing, sales, and product development expenses;

  . the cost and time required to develop new software products;

  . the introduction, timing, and market acceptance of new products introduced by us or our competitors;

  . changes in network technology or in applications, which could require us to modify our products or develop new products;

  . general economic conditions, which can affect our customers' purchasing decisions and the length of our sales cycle;

  . changes in our pricing policies or those of our competitors; and

  . the timing and size of potential acquisitions by us.

   We expect to make significant expenditures in all areas of our business, particularly sales and marketing operations, in order to promote future growth. Because the expenses associated with these activities are relatively fixed in the short term, we may be unable to adjust spending quickly enough to offset any unexpected shortfall in revenue growth or any decrease in revenue levels. In addition, our revenues in any quarter depend substantially on orders we receive and ship in that quarter. We typically receive a significant portion of orders in any quarter during the last month of the quarter, and we cannot predict whether those orders will be placed and shipped in that period. If we have lower revenues than we expect, we probably will not be able to reduce our operating expenses quickly in response. Therefore, any significant shortfall in revenues or delay of customer orders could have an immediate adverse effect on our operating results in that quarter.

   For all of these reasons, quarterly comparisons of our financial results are not necessarily meaningful and you should not rely on them as an indication of our future performance.

   The market for predictive network management software is new and evolving, and if this market does not develop as anticipated, our revenues could decline

   We derive all of our revenues from the sale of products and services that are designed to allow our customers to manage the performance of networks and applications. Accordingly, if the market for predictive network management software does not continue to grow, we could face declining revenues, which could ultimately lead to our becoming unprofitable. The market for predictive network management software solutions is in an early stage of development. Therefore, we cannot accurately assess the size of the market and may be unable to identify an effective distribution strategy, the competitive environment that will develop, and the appropriate features and prices for products to address the market. If we are to be successful, our current and potential customers must recognize the value of predictive network management software solutions, decide to invest in the management of their networks, and, in particular, adopt and continue to use our software solutions.

   We will not be able to grow our business if service providers do not buy our products

   A key element of our strategy is to increase sales to service providers, and our future performance will be significantly dependent upon increased adoption by service providers of our software products. Accordingly, the failure of our products to perform favorably in the service provider environment or to gain wider adoption by service providers could have a negative effect on our business and future operating results.

   If our newest products, OPNET IT DecisionGuru and OPNET Netbiz, do not gain widespread market acceptance, our revenues might not increase and could even decline

   We expect to derive a substantial portion of our revenues in the future from OPNET IT DecisionGuru and OPNET Netbiz, both of which were released in August 1998. Our business depends on customer acceptance of these products and our revenues may not increase, or may decline, if our target customers do not adopt and expand their use of OPNET IT DecisionGuru and OPNET Netbiz. To date, we have not achieved widespread market acceptance of either product. In addition, if our OPNET Modeler product, which we have been selling since 1987, encounters declining sales, which could occur for a variety of reasons, including market saturation, and sales of our newer products do not grow at a rate sufficient to offset the shortfall, our revenues would decline.

   If we do not successfully expand our sales force, we may be unable to increase our sales

   We sell our products primarily through our direct sales force, and we must expand the size of our sales force to increase revenues. If we are unable to hire or retain qualified sales personnel, if newly hired personnel fail to develop the necessary skills to be productive, or if they reach productivity more slowly than anticipated, our ability to increase our revenues and grow our business could be compromised. Our sales people require a long period of time to become productive, typically three to six months. The time required to reach productivity, as well as the challenge of attracting, training, and retaining qualified candidates, may make it difficult to meet our sales force growth targets. Further, we may not generate sufficient sales to offset the increased expense resulting from growing our sales force or we may be unable to manage a larger sales force.

   Our ability to increase our sales will be impaired if we do not expand and manage our indirect distribution channels

   To increase our sales, we must, among other things, further expand and manage our indirect distribution channels, which consist primarily of international distributors and original equipment manufacturers and resellers. If we are unable to expand and manage our relationships with our distributors, our distributors are unable or unwilling to effectively market and sell our products, or we lose existing distributor relationships, we might not be able to increase our revenues. Sales through our indirect distribution channels accounted for 27.8% of our total revenues for the fiscal year ended March 31, 1998, 24.4% for the fiscal year ended March 31, 1999, and 19.0% for the fiscal year ended March 31, 2000. Our international distributors and original equipment manufacturers and resellers have no obligation to market or purchase our products. In addition, they could partner with our competitors, bundle or resell competitors' products, or internally develop products that compete with our products.

   We may not be able to successfully manage our expanding operations, which could impair our ability to operate profitably

   We may be unable to operate our business profitably if we fail to manage our growth. Our rapid growth has sometimes strained, and may in the future continue to strain, our managerial, administrative, operational, and financial resources and controls. We have grown from a total of 89 employees at March 31, 1999 to a total of

155 employees at June 30, 2000. We plan to continue to expand our operations and increase the number of our full-time employees. Our ability to manage growth will depend in part on our ability to continue to enhance our operating, financial, and management information systems. Our personnel, systems, and controls may not be adequate to support our growth. In addition, our revenues may not continue to grow at a sufficient rate to absorb the costs associated with a larger overall employee base.

   If we are unable to introduce new and enhanced products on a timely basis that respond effectively to changing technology, our revenues may decline

   Our market is characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements, and evolving industry standards. If we fail to develop and introduce new and enhanced products on a timely basis that respond to these changes, our products could become obsolete, demand for our products could decline and our revenues could fall. Advances in network management technology, software engineering, simulation technology, or the emergence of new industry standards, could lead to new competitive products that have better performance, more features, or lower prices than our products and could render our products unmarketable. In addition, the introduction and adoption of future network technologies or application architectures could reduce or eliminate the need for predictive network management software.

   If we fail to retain our key personnel and attract and retain additional qualified personnel, we might not be able to sustain our revenue growth

   Our future success and our ability to sustain our revenue growth depend upon the continued service of our executive officers and other key sales and research and development personnel. The loss of any of our key employees, in particular Marc A. Cohen, our chairman of the board and chief executive officer, and Alain J. Cohen, our president and chief technology officer, could adversely affect our ability to pursue our growth strategy. We do not have employment agreements or any other agreements that obligate any of our officers or key employees to remain with us.

   We must also continue to hire large numbers of highly qualified individuals, particularly software engineers and sales and marketing personnel. Our failure to attract and retain technical personnel for our product development, consulting services, and technical support teams may limit our ability to develop new products or product enhancements. Competition for these individuals is intense, and we may not be able to attract and retain additional highly qualified personnel in the future. In addition, limitations imposed by federal immigration laws and the availability of visas could impair our ability to recruit and employ skilled technical professionals from other countries to work in the United States.

   Our international operations subject our business to additional risks which could cause our sales or profitability to decline

   Sales of our products to customers outside North America accounted for 29.8% of our total revenues in fiscal 1998, 26.9% of our total revenues in fiscal 1999, and 20.8% of our total revenues in the fiscal 2000. We plan to increase our international sales activities, but these plans are subject to a number of risks that could cause our sales to decline or could otherwise cause a decline in profitability. These risks include:

  . greater difficulty in accounts receivable collection and longer collection periods;

  . political and economic instability;

  . difficulty in attracting distributors that will market and support our products effectively;

  . the need to comply with varying employment policies and regulations that could make it more difficult and expensive to manage our employees if we need to establish direct sales or support staff outside the United States;

  . potentially adverse tax consequences; and

  . the effects of currency fluctuations.

   Expanding our OPNET Netbiz consulting services business will be costly and may not result in any compensating increase in sales or profitability

   We have recently begun to place additional emphasis on consulting services delivered in conjunction with sales of OPNET Netbiz. The significant additional expenditures and operational resources required to expand our OPNET Netbiz consulting services business will place additional strain on our management, financial, and operational resources and may make it more difficult for us to maintain profitability. If OPNET Netbiz does not achieve significant market acceptance, our customers will not engage our consulting services organization to assist with consulting, custom development, implementation support, and training for OPNET Netbiz. In addition, we may be unable to attract or retain a sufficient number of the highly qualified consulting services personnel that we expect the expansion of our consulting services business will require.

   We face intense competition, which could cause us to lose sales, resulting in lower revenues and profitability

   The intense and increasing competition in our market could cause us to lose sales, which could result in lower revenues and could cause us to become unprofitable. The market for predictive network management software is evolving rapidly and is highly competitive. We believe that this market is likely to become more competitive as the demand for predictive network management solutions continues to increase. Many of our current and potential competitors are larger and have substantially greater financial and technical resources than we do. In addition, it is possible that other vendors as well as some of our customers or distributors will develop and market solutions that compete with our products in the future.

   OPNET Modeler and OPNET IT DecisionGuru currently face or potentially will face competition from several sources, including:

  . software vendors with predictive network management offerings, such as Compuware, and application performance diagnosis solutions, such as Optimal Networks;

  . consultants who offer predictive network management advisory services;
    and

  . customers who develop their own predictive network management capabilities, either internally or through outsourcing.

OPNET Netbiz competes with solutions designed to facilitate and automate sales processes in general.

   If Internet infrastructure does not grow as currently anticipated, sales of our OPNET Netbiz product may not grow and our revenues may decline

   Our OPNET Netbiz product addresses a new and emerging market for sales process automation, including over the Internet, by service providers and network equipment manufacturers. The failure of this market to develop, or a delay in the development of this market, would reduce demand for OPNET Netbiz and cause our revenues to decline. The success of OPNET Netbiz depends substantially upon the widespread adoption of the Internet as a primary medium for commerce and business applications. Moreover, critical issues concerning the commercial use of the Internet, such as security, reliability, cost, accessibility, and quality of service, remain unresolved and may negatively affect the growth of Internet use or the attractiveness of commerce and business communication over the Internet.

   Errors in our products and our inability to correct those errors could harm our reputation and could cause our customers to demand refunds from us or assert claims for damages against us

   Our software products could contain significant errors or bugs that may result in:

  . the loss of or delay in market acceptance and sales of our products;

  . the delay in introduction of new products;

  . diversion of our resources;

  . injury to our reputation; and

  . increased support costs.

Bugs may be discovered at any point in a product's life cycle. We expect that errors in our products will be found in the future, particularly in new product offerings and new releases of our current products.

   Because our customers use our products to manage networks that are critical to their business operations, any failure of our products could expose us to product liability claims. In addition, errors in our products could cause our customers' networks and systems to fail or compromise their data, which could also result in liability to us. Product liability claims brought against us could divert the attention of management and key personnel, could be expensive to defend, and may result in adverse settlements and judgments.

   Our software products rely on our intellectual property, and any failure to protect our intellectual property could enable our competitors to market products with similar features that may reduce our revenues by decreasing demand for our products, and could allow the use of our products by users who have not paid the required license fee

   If we are unable to protect our intellectual property, our competitors could use our intellectual property to market products similar to our products, which could reduce our revenues by decreasing demand for our products. In addition, we may be unable to prevent the use of our products by persons who have not paid the required license fee, which could reduce our revenues. Our success and ability to compete depend substantially upon the internally developed technology that is incorporated in our products. Policing unauthorized use of our products is difficult, and we may not be able to prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as those in the United States. Others may circumvent the patents, copyrights, and trade secrets we own. In the ordinary course of business, we enter into a combination of confidentiality, non-competition, and non-disclosure agreements with our employees. These measures afford only limited protection and may be inadequate, especially because our employees are highly sought after and may leave our employ with significant knowledge of our proprietary information. In addition, any confidentiality, non-competition, and non-disclosure agreements we enter into may be found to be unenforceable, or our copy protection mechanisms embedded in our software products could fail or could be circumvented.

   Our products employ technology that may infringe on the proprietary rights of others, and, as a result, we could become liable for significant damages

   We expect that our software products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionalities of products in different industry segments overlap. Regardless of whether these claims have any merit, they could:

  . be time-consuming to defend;

  . result in costly litigation;

  . divert our management's attention and resources;

  . cause us to cease or delay product shipments; or

  . require us to enter into royalty or licensing agreements.

These royalty or licensing agreements may not be available on terms acceptable to us, if at all. A successful claim of product infringement against us or our failure or inability to license the infringed or similar technology could adversely affect our business because we would not be able to sell the affected product without redeveloping it or incurring significant additional expense.

   If we undertake acquisitions, they may be expensive and disruptive to our business and could cause the market price of our common stock to decline

   We may acquire or make investments in companies, products, or technologies if opportunities arise. Any acquisitions could be expensive, disrupt our ongoing business, distract our management and employees, and adversely affect our financial results and the market price of our common stock. We may not be able to identify suitable acquisition or investment candidates, and if we do identify suitable candidates, we may not be able to make these acquisitions or investments on commercially acceptable terms or at all. If we make an acquisition, we could have difficulty integrating the acquired technology, employees, or operations. In addition, the key personnel of the acquired company may decide not to work for us. We also expect that we would incur substantial expenses if we acquired other businesses or technologies. We might use the net proceeds of this offering, incur debt, or issue equity securities to pay for any future acquisitions. If we issue additional equity securities, our stockholders could experience dilution and the market price of our stock may decline.

   Our products are subject to changing computing environments, including operating system software and hardware platforms, which could render our products obsolete

   The evolution of existing computing environments and the introduction of new popular computing environments may require us to redesign our products or develop new products. Computing environments, including operating system software and hardware platforms, are complex and change rapidly. Our products are designed to operate in currently popular computing environments. Due to the long development and testing periods required to adapt our products to new or modified computing environments, we could experience significant delays in product releases or shipments, which could result in lost revenues and significant additional expense.

Risks Related to this Offering

   Our stock price may be volatile, which could lead to losses by investors and to securities litigation

   Our stock may be subject to substantial price volatility, which may prevent you from reselling our common stock at or above the initial public offering price. In addition, securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management's attention and resources.

   Our common stock has never been sold in a public market. An active trading market for our common stock may not develop or be sustained after completion of this offering. The initial public offering price may not be indicative of the prices that will prevail in the public market after this offering, and the market price of our common stock could fall below the initial public offering price.

   The value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

  . variations in our actual and anticipated operating results;

  . changes in estimates of our earnings by market analysts;

  . our failure to meet analysts' performance expectations; and

  . lack of liquidity.

   In addition, stock markets, particularly the Nasdaq National Market, have experienced extreme price and volume fluctuations, and the market prices of securities of technology companies, including software companies, have been highly volatile. These fluctuations have often been unrelated to the operating performance of these companies. Fluctuations such as these may affect the market price of our common stock. Substantial sales of our common stock after this offering could also cause our stock price to decline. As a result, investors may not be able to resell their shares at or above the initial public offering price.

   Our officers, directors, and their affiliates hold a majority of our stock and, as a result, control us; this could limit your ability to influence the outcome of key transactions, including changes of control

   We anticipate that our directors, officers, and individuals or entities affiliated with our directors as a group will beneficially own approximately 67.3% of our outstanding common stock after the completion of this offering. This could limit the ability of our other stockholders to influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or similar transactions.

   The provisions of our charter documents and Delaware law could delay or prevent the sale of our company and diminish the voting rights of the holders of our common stock

   There are provisions in our certificate of incorporation and by-laws that make it more difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control would result in the purchase of your shares at a premium to the market price. For example, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock. The board of directors can fix the price, rights, preferences, privileges, and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. The issuance of preferred stock may result in the loss of voting control to other stockholders.

   Our charter documents contain other provisions that could have an anti-takeover effect, including:

  . only one of the three classes of directors is elected each year;

  . stockholders have limited ability to remove directors;

  . stockholders cannot take actions by written consent;

  . stockholders cannot call a special meeting of stockholders; and

  . stockholders must give advance notice to nominate directors or submit proposals for consideration at stockholder meetings.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock. These provisions may also prevent changes in our management.

   The substantial number of shares that will be eligible for sale in the near future could cause our common stock price to decline

   If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding 17,306,616 shares of common stock, assuming no exercise of outstanding options. Of these shares, the 4,000,000 shares sold in this offering will be freely tradable, and 13,306,616 additional shares of common stock will be available for sale in the public market 180 days after the date of this prospectus following the expiration of lock-up agreements between our stockholders and the underwriters, and subject in some cases to compliance with volume and other limitations of Rule 144 under the Securities Act. These stockholders may be released from their lock-up agreements with the underwriters at any time and without notice, which would allow for earlier sale of shares in the public market.

   If you invest in this offering, you will experience immediate and substantial dilution

   We expect that the initial public offering price of our common stock will be substantially higher than the book value per share of the outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution. In the past, we issued options to acquire our common stock at prices significantly below the initial public offering price. To the extent these outstanding options are ultimately exercised, there will be further dilution to investors in this offering. The section headed "Dilution" appearing elsewhere in this prospectus contains more information regarding the dilution you will experience if you invest in this offering.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to predict or control accurately. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties, and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations, and financial position.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of the 4,000,000 shares of common stock we are offering will be approximately $46.9 million, or approximately $54.1 million if the underwriters exercise their over-allotment option, assuming an initial public offering price of $13.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

   The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock, and facilitate future access to public markets. We intend to use the net proceeds of this offering for general corporate purposes, including working capital and capital expenditures. We expect to use approximately $2.5 million of the net proceeds in the third and fourth quarters of fiscal 2001 for capital expenditures and leasehold improvements related to our new headquarters facility in Bethesda, Maryland and approximately $1.0 million for other capital expenditures, including furniture and equipment, throughout the remainder of fiscal 2001. We have not allocated any of the remaining net proceeds to any identifiable uses. We may also use a portion of the net proceeds to acquire businesses, products, or technologies that are complementary to our business. The types of acquisitions that we might make would largely depend upon the business opportunities that we identify, if any, which we cannot predict at this time. We presently have no agreements or commitments, and are not engaged in any negotiations, with respect to any acquisition.

   Pending their use, we plan to invest the net proceeds in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

   We do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain all future earnings, if any, for use in the operation of our business.

                                CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 2000:

  . on an actual basis;

  . on a pro forma basis to reflect the automatic conversion of all outstanding redeemable convertible preferred stock into common stock on the completion of this offering; and

  . on a pro forma as adjusted basis to reflect the sale of the shares of common stock offered by us in this offering and our receipt of the estimated net proceeds, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses that we expect to pay in connection with this offering.

   You should read this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the related notes and the other financial information in this prospectus.

                                                      As of March 31, 2000
                                                  ------------------------------
                                                                      Pro Forma
                                                  Actual   Pro Forma As Adjusted
                                                  -------  --------- -----------
                                                         (in thousands)
Long-term debt..................................  $   --    $   --    $    --
                                                  -------   -------   --------
Series A redeemable convertible preferred stock,
 $.001 par value;
 160,000 shares authorized, 144,640 shares
 issued and outstanding, actual; no shares
 authorized, issued or outstanding, pro forma
 and
 pro forma as adjusted..........................    6,948       --         --
Stockholders' equity:
  Preferred stock, undesignated, $.001 par
   value; 5,000,000 shares authorized; no shares
   issued and outstanding, actual, pro forma
   and pro forma as adjusted....................      --        --         --
  Common stock, $.001 par value; 100,000,000
   shares authorized; 17,078,726 shares issued
   and 10,951,181 shares outstanding, actual;
   19,250,495 shares issued and 13,122,950
   shares outstanding, pro forma; 23,250,495
   shares issued and 17,122,950 shares
   outstanding, pro forma as adjusted...........       17        19         23
  Additional paid-in capital....................      623     7,569     54,425
  Deferred compensation.........................     (287)     (287)      (287)
  Retained earnings.............................    7,125     7,125      7,125
  Treasury stock................................   (4,010)   (4,010)   (4,010)
                                                  -------   -------   --------
    Total stockholders' equity..................    3,468    10,416     57,276
                                                  -------   -------   --------
      Total capitalization......................  $10,416   $10,416   $ 57,276
                                                  =======   =======   ========

   The outstanding share information excludes:

  . 1,764,940 shares of common stock issuable upon exercise of outstanding options as of March 31, 2000, at a weighted average exercise price of $1.32 per share; and

  . 1,173,384 shares of common stock reserved as of March 31, 2000 for future issuance under our stock plan.

   After March 31, 2000, we granted additional options exercisable to purchase 637,013 shares of our common stock with an exercise price equal to $12.00 price per share, options to purchase 183,666 shares of our common stock were exercised and options to purchase 15,000 shares of our common stock were cancelled. In addition, after March 31, 2000, we reserved an additional 2,925,000 shares of common stock for issuance under our new stock plans.

   This table also gives effect to an amendment to our charter filed after March 31, 2000 that increased the number of shares of common stock and preferred stock authorized for issuance.

                                   DILUTION

   Our pro forma net tangible book value as of March 31, 2000 was $10.0 million, or $0.76 per share of common stock. We have calculated this amount by:

  .  subtracting our total liabilities from total tangible assets; and

  . then dividing the difference by the total pro forma number of shares of common stock outstanding, including the number of shares of common stock that will be issued upon the automatic conversion of all redeemable convertible preferred stock upon the completion of this offering.

   If we give effect to our sale of 4,000,000 shares of common stock in this offering at an assumed initial public offering price of $13.00 per share, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us, our adjusted pro forma net tangible book value as of March 31, 2000 would have been $56.8 million, or $3.32 per share. This amount represents an immediate dilution of $9.68 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share....................      $13.00
  Pro forma net tangible book value per share before this
   offering........................................................ $.76
  Increase in pro forma net tangible book value per share
   attributable to new investors................................... 2.56
                                                                    ----
Pro forma net tangible book value per share after this offering....        3.32
                                                                         ------
Dilution per share to new investors................................      $ 9.68
                                                                         ======

   The following table summarizes, as of March 31, 2000, after giving effect to the conversion of the redeemable convertible preferred stock into common stock, the difference between the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors, at an assumed initial public offering price of $13.00 per share before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

                                 Shares Purchased  Total Consideration  Average
                                ------------------ -------------------   Price
                                  Number   Percent   Amount    Percent Per Share
                                ---------- ------- ----------- ------- ---------
Existing stockholders.......... 13,122,950   76.6% $ 3,308,370    6.0%  $  .25
New investors..................  4,000,000   23.4   52,000,000   94.0   $13.00
                                ----------  -----  -----------  -----
  Total........................ 17,122,950  100.0% $55,308,370  100.0%
                                ==========  =====  ===========  =====

   If the underwriters exercise their over-allotment option in full, the number of shares held by new investors will increase to 4,600,000 shares, or 26.0% of the total shares of common stock outstanding after this offering, the number of shares held by existing stockholders will be reduced to 74.0% of the total shares of common stock outstanding after this offering, and the dilution to new investors would be $9.38 per share.

   The table above assumes no exercise of stock options outstanding on March 31, 2000. As of March 31, 2000, there were options outstanding to purchase 1,764,940 shares of common stock at a weighted average exercise price of $1.32 per share. To the extent any of these options are exercised, there will be further dilution to new investors. To the extent all of these outstanding options had been exercised as of March 31, 2000, pro forma net tangible book value per share after this offering would have been $3.13 and total dilution per share to new investors would have been $9.87.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended March 31, 1998, 1999, and 2000, and the balance sheet data as of March 31, 1999 and 2000, are derived from, and are qualified by reference to, our audited consolidated financial statements included in this prospectus. The balance sheet data as of March 31, 1997 and 1998 is derived from our audited consolidated financial statements that are not included in this prospectus. The statement of operations data for the year ended March 31, 1996, and the balance sheet data as of March 31, 1996, are derived from our unaudited consolidated financial statements that are not included in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. Historical results are not necessarily indicative of results that may be expected for any future period.

                                                Year Ended March 31,
                                        ---------------------------------------
                                         1996   1997   1998     1999     2000
                                        ------ ------ -------  -------  -------
                                        (in thousands, except per share data)
Statement of Operations Data:
Revenues:
  Software licenses...................  $3,908 $5,596 $ 7,875  $ 6,715  $10,577
  Services............................   2,081  3,019   4,054    5,288    8,658
                                        ------ ------ -------  -------  -------
    Total revenues....................   5,989  8,615  11,929   12,003   19,235
                                        ------ ------ -------  -------  -------
Cost of revenues:
  Software licenses...................      93    310     435      133      728
  Services............................     565    698     980    1,249    2,875
                                        ------ ------ -------  -------  -------
    Total cost of revenues............     658  1,008   1,415    1,382    3,603
                                        ------ ------ -------  -------  -------
Gross profit..........................   5,331  7,607  10,514   10,621   15,632
Operating expenses:
  Research and development............   1,809  2,055   3,190    4,850    5,696
  Sales and marketing.................   1,788  2,228   3,398    4,056    7,510
  General and administrative..........     374    819   1,336    1,984    2,093
                                        ------ ------ -------  -------  -------
    Total operating expenses..........   3,971  5,102   7,924   10,890   15,299
                                        ------ ------ -------  -------  -------
Income (loss) from operations.........   1,360  2,505   2,590     (269)     333
Interest and other income.............      93     92     319      376      414
                                        ------ ------ -------  -------  -------
Income before provision (benefit) for
 income taxes.........................   1,453  2,597   2,909      107      747
Provision (benefit) for income taxes..     581  1,105   1,134     (100)     172
                                        ------ ------ -------  -------  -------
Net income............................     872  1,492   1,775      207      575
Accretion of transaction costs on
 redeemable convertible preferred
 stock................................     --     --       (9)     (14)    (14)
                                        ------ ------ -------  -------  -------
Net income applicable to common
 shares...............................  $  872 $1,492 $ 1,766  $   193  $   561
                                        ====== ====== =======  =======  =======
Basic net income applicable per common
 share................................  $  .08 $  .13 $   .16  $   .02  $   .05
                                        ====== ====== =======  =======  =======
Diluted net income per common share...  $  .08 $  .13 $   .14  $   .02  $   .04
                                        ====== ====== =======  =======  =======
Weighted average shares outstanding
 (basic)..............................  11,524 11,674  11,153   10,661   10,740
Weighted average shares outstanding
 (diluted)............................  11,620 11,852  12,897   13,626   14,367
                                                   As of March 31,
                                        ---------------------------------------
                                         1996   1997   1998     1999     2000
                                        ------ ------ -------  -------  -------
                                                   (in thousands)
Balance Sheet Data:
Cash and cash equivalents.............  $1,358 $2,178 $ 7,227  $ 6,414  $ 8,765
Working capital ......................   1,682  3,280   8,135    6,806    7,112
Total assets..........................   3,853  5,887  11,833   13,205   16,713
Redeemable convertible preferred
 stock................................     --     --    6,920    6,934    6,948
Total stockholders' equity............   2,584  4,077   2,480    2,737    3,468

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   We provide predictive network management software products and related services. Our product suite consists of three primary software products: OPNET IT DecisionGuru, OPNET Modeler, and OPNET Netbiz. We sell our OPNET suite of products to service providers, including telecommunications carriers, ISPs, and ASPs, large and medium-sized organizations, and network equipment manufacturers. We market our product suite in North America primarily through a direct sales force and, to a lesser extent, several resellers and original equipment manufacturers. Internationally, we market our products primarily through third-party distributors.

   We sold our first products in 1987. Our operations have been financed principally through cash provided by operations and a venture financing in October 1997. In August 1998, we introduced our OPNET IT DecisionGuru and OPNET Netbiz products and began a new marketing and sales strategy to focus on these new products.

   We generate revenues principally from licensing our software products and providing related services, including maintenance and technical support, consulting, and training.

   Our software license revenues consist of license sales of our software products and royalty income. Software license revenues are recognized upon delivery, provided that fees are fixed and determinable, no significant modifications to the product are required, and collection of the related receivable is probable. Where significant modifications are required, software license revenues are recognized along with consulting fees on a percentage-of-completion basis as the modifications are performed. We allow customers to evaluate our software before purchase, and therefore it is our policy not to allow returns.

   Our service revenues consist of fees from maintenance and technical support agreements, consulting services, and training. The maintenance agreements covering our products provide for technical support and periodic product upgrades. Revenues from maintenance and technical support agreements are deferred and recognized ratably over the support period. We offer consulting services primarily to provide product customization and enhancements. Consulting services are generally performed under fixed-price agreements and recognized as the work is performed on a percentage-of-completion basis. We provide classroom and on-site training to our customers on a daily fee basis.

   Software license revenues and service revenues for which payment has been received, but that do not yet qualify for recognition as revenues, are reflected as deferred revenues.

   Revenues from sales outside of North America represented 29.8%, 26.9%, and 20.8% of our total revenues in the fiscal years ended March 31, 1998, 1999, and 2000, respectively. Sales outside North America are primarily through our third-party distributors, which are generally responsible for providing technical support and service to customers within their territory. We expect revenues from sales outside North America to continue to account for a significant portion of our total revenues in the future.

   After our venture financing in October 1997, we implemented a plan to diversify our product line and accelerated the development of our OPNET IT DecisionGuru and OPNET Netbiz products. As a result, research and development expenses increased significantly from fiscal 1998 to fiscal 1999. Also in the quarter ended September 30, 1998, we began to increase our sales and marketing staff to promote and sell our new products. Since that time, we have further expanded our sales and marketing staff and expect to continue this expansion to aggresively market our new products.

   In March 1999, we entered into a two-year non-renewable agreement with Cadence Design Systems, when they decided to discontinue their product line, that required us to make an aggregate payment of $1.0 million to Cadence and requires us to pay to Cadence a 50% royalty on specified sales of OPNET Modeler products sold to the portion of Cadence's customer base that use an existing Cadence product. In the year ended March 31, 2000, we incurred royalties to Cadence of $595,000, representing 5.6% of our software license revenues for that period. We are amortizing the $1.0 million payment over the two-year marketing support period under the agreement as part of sales and marketing expenses, and we charge the royalty payments to cost of software license revenues as the related revenue is recognized.

   At various dates during the year ended March 31, 2000, we granted options to employees to purchase a total of 260,260 shares of common stock with exercise prices below the estimated fair market value of the common stock at the dates of grant. We recorded compensation expense of $36,000 for the year ended March 31, 2000 resulting in a remaining deferred compensation balance of $287,000 at March 31, 2000.

Recent Operating Results

   For the three months ended June 30, 2000, we estimate that our total revenues were approximately $6.4 million. For the three months ended June 30, 2000, we estimate that our net income was in the range of $175,000 to $225,000 and our diluted net income per common share was in the range of $0.01 to $0.02, based on approximately 14.6 million weighted average diluted common shares outstanding. These estimates are preliminary and actual results could differ from these estimates.

Results of Operations

   The following table sets forth items from our statements of operations expressed as a percentage of total revenues for the periods indicated:

                                                        Year Ended March 31,
                                                        ----------------------
                                                         1998    1999    2000
                                                        ------  ------  ------
Revenues:
  Software licenses....................................   66.0%   55.9%   55.0%
  Services.............................................   34.0    44.1    45.0
                                                        ------  ------  ------
    Total revenues.....................................  100.0   100.0   100.0
                                                        ------  ------  ------
Cost of revenues:
  Software licenses....................................    3.6     1.1     3.8
  Services.............................................    8.2    10.4    14.9
                                                        ------  ------  ------
    Total cost of revenues.............................   11.8    11.5    18.7
                                                        ------  ------  ------
Gross profit...........................................   88.2    88.5    81.3
Operating expenses:
  Research and development.............................   26.7    40.4    29.6
  Sales and marketing..................................   28.5    33.8    39.1
  General and administrative...........................   11.2    16.5    10.9
                                                        ------  ------  ------
    Total operating expenses...........................   66.4    90.7    79.6
                                                        ------  ------  ------
Income (loss) from operations..........................   21.8    (2.2)    1.7
Interest and other income..............................    2.7     3.1     2.2
                                                        ------  ------  ------
Income before provision (benefit) for income taxes.....   24.5     0.9     3.9
Provision (benefit) for income taxes...................    9.5    (0.8)    0.9
                                                        ------  ------  ------
Net income.............................................   15.0%    1.7%    3.0%
                                                        ======  ======  ======

   The following table sets forth, for each component of revenues, the cost of these revenues as a percentage of the related revenues for the periods indicated:

                                                               Year Ended
                                                                March 31,
                                                            -------------------
                                                            1998   1999   2000
                                                            -----  -----  -----
Cost of software license revenues..........................   5.5%   2.0%   6.9%
Cost of service revenues...................................  24.2   23.6   33.2

 Comparison of Years Ended March 31, 1999 and 2000

   Revenues

   Total revenues increased 60.3% from $12.0 million for fiscal 1999 to $19.2 million for fiscal 2000. We believe that the percentage increase in our total revenues achieved in this period is not necessarily indicative of future results. Software license revenues were 55.9% of total revenues for fiscal 1999 and 55.0% of total revenues for fiscal 2000.

   Software License Revenues. Software license revenues increased 57.5% from $6.7 million for fiscal 1999 to $10.6 million for fiscal 2000. This increase was primarily due to the substantial growth in overall demand for our products, increased market acceptance of our OPNET IT DecisionGuru and OPNET Netbiz products, which were introduced in August 1998, and increased revenues generated through our indirect sales channels.

   Service Revenues. Service revenues increased 63.7% from $5.3 million for fiscal 1999 to $8.7 million for fiscal 2000. This increase was primarily due to a substantial increase in demand for consulting services, primarily for customizing our OPNET Netbiz product, increased maintenance and technical support contracts related to new license sales, increased renewals of these contracts by our installed base of licenses, and increased training services.

   Cost of Revenues

   Cost of software license revenues consists primarily of royalties, media, manuals, and distribution costs. Cost of service revenues consists primarily of personnel-related costs in providing maintenance and technical support, consulting, and training to customers. Gross margin on software license revenues is substantially higher than gross margin on service revenues, reflecting the low materials, packaging, and other costs of software products compared with the relatively high personnel costs associated with providing services. Cost of service revenues varies based upon the relative mix of maintenance and technical support, consulting, and training services.

   Cost of Software License Revenues. Cost of software license revenues increased 447.4% from $133,000 for fiscal 1999 to $728,000 for fiscal 2000. Gross margin on software license revenues decreased from 98.0% for fiscal 1999 to 93.1% for fiscal 2000. This decrease in margin was primarily due to our March 1999 agreement with Cadence that requires us to pay a 50% royalty for specified sales of OPNET Modeler to the portion of Cadence's customer base that uses an existing Cadence product. This agreement ends on March 31, 2001 and may continue to depress these margins through that date.

   Cost of Service Revenues. Cost of service revenues increased 130.2% from $1.2 million for fiscal 1999 to $2.9 million for fiscal 2000. Gross margin on service revenues decreased from 76.4% for fiscal 1999 to 66.8% for fiscal 2000. This decrease in margin was primarily due to an increase in the proportion of consulting revenues, and to a lesser extent training revenues, both of which require more personnel costs and provide lower gross margins than our maintenance services.

   Operating Expenses

   Research and Development. Research and development expenses consist primarily of salaries, related benefits, and other engineering related costs. Research and development expenses increased 17.4% from $4.9 million for fiscal 1999 to $5.7 million for fiscal 2000. The increase was primarily related to increased research and development staffing levels for developing new products and sustaining and upgrading existing products. As a percentage of total revenues, research and development expenses decreased from 40.4% for fiscal 1999 to 29.6% for fiscal 2000. This decrease as a percentage of total revenues resulted from a proportionally smaller increase in research and development staffing levels relative to a higher level of revenues for fiscal 2000. The small dollar increase was the result of a leveling of research and development staff following a year of strong growth in headcount. We believe that a significant level of research and development investment will be required to maintain our competitive position, and expect that the dollar amount of these expenditures will continue to grow in future periods.

   Sales and Marketing. Sales and marketing expenses consist primarily of salaries and related benefits, commissions, user conference costs, tradeshows, advertising, external consulting fees, and other costs associated with our sales and marketing efforts. Sales and marketing expenses increased 85.2% from $4.1 million for fiscal 1999 to $7.5 million for fiscal 2000. This increase was primarily due to a substantial increase in the size of our direct sales force, increased commissions associated with the growth in revenues, the amortization of payments made in connection with our March 1999 agreement with Cadence and a significant increase in the level of advertising, tradeshow, and other marketing activities. As a percentage of total revenues, sales and marketing expenses increased from 33.8% for fiscal 1999 to 39.1% for fiscal 2000. The increase as a percentage of total revenues was due to our additional investment of resources associated with developing a market for our OPNET IT DecisionGuru and OPNET Netbiz products, which were introduced in August 1998. We intend to continue to expand our global sales and marketing infrastructure and, accordingly, expect our sales and marketing expenses to increase in the future.

   General and Administrative. General and administrative expenses consist primarily of salaries, related benefits, and fees for recruiting, legal, accounting, and other services. General and administrative expenses increased 5.5% from $2.0 million for fiscal 1999 to $2.1 million for fiscal 2000. The increased level of spending was primarily due to additional personnel costs and other expenses associated with our expansion of supporting infrastructure. As a percentage of total revenues, general and administrative expenses decreased from 16.5% for fiscal 1999 to 10.9% for fiscal 2000. We expect that the dollar amount of general and administrative expenses will increase as we expand our operations.

   Interest and Other Income

   Interest and other income increased 10.1% from $376,000 for fiscal 1999 to $414,000 for fiscal 2000. Interest income increased 21.1% from $336,000 for fiscal 1999 to $407,000 for fiscal 2000 as a result of more cash being available for investment primarily from additional cash flow from operations in fiscal 2000. Other income decreased 82.5% from $40,000 for fiscal 1999 to $7,000 for fiscal 2000. Other income in fiscal 1999 was primarily related to proceeds from an insurance settlement. We had no debt outstanding in either period.

   Provision for Income Taxes

   The income tax benefit of $100,000 for fiscal 1999 resulted primarily from research and development tax credits for which we qualified during the year. The provision for income taxes for fiscal 2000 was $172,000. Our effective tax rate for fiscal 2000 was 23.0%. This rate was relatively low due to research and development tax credits available to us, and is likely to increase as our earnings grow.

 Comparison of Years Ended March 31, 1998 and 1999

   Revenues

   Total revenues increased slightly from $11.9 million for fiscal 1998 to $12.0 million for fiscal 1999. Fiscal 1999 was a transition year for us, with the major emphasis early in the year placed on developing our OPNET IT DecisionGuru and OPNET Netbiz products, which we introduced in August 1998. As a result, software license revenues declined early in fiscal 1999 and grew throughout the later months of that fiscal year as we introduced the new products and increased our focus on sales and marketing for these products.

   Software License Revenues. Software license revenues decreased 14.7% from $7.9 million for fiscal 1998 to $6.7 million for fiscal 1999. This decrease in software license revenues was primarily due to our decision to de-emphasize sales and marketing efforts for OPNET Modeler in order to focus those efforts on OPNET IT DecisionGuru and OPNET Netbiz.

   Service Revenues. Service revenues increased 30.4% from $4.1 million for fiscal 1998 to $5.3 million for fiscal 1999. This increase was primarily due to substantial growth in consulting services related to the newly introduced OPNET Netbiz product and, to a lesser extent, continued growth in maintenance and technical support contracts from new and existing customers.

   Cost of Revenues

   Cost of Software License Revenues. Cost of software license revenues decreased 69.4% from $435,000 for fiscal 1998 to $133,000 for fiscal 1999. The decrease was primarily the result of lower product printing, packaging, and distribution costs as we transitioned to electronic distribution for product documentation, and, to a lesser extent, was also due to lower software license revenues in fiscal 1999. As a result, cost of software license revenues as a percentage of total license revenues decreased from 5.5% in fiscal 1998 to 2.0% in fiscal 1999. Gross margin on software license revenues was 94.5% in fiscal 1998 and 98.0% in fiscal 1999.

   Cost of Service Revenues. Cost of service revenues increased 27.4% from $980,000 for fiscal 1998 to $1.2 million for fiscal 1999. The increase was primarily due to staffing additions in the consulting, training, and customer support organizations, as the professional services organization increased substantially during the course of fiscal 1999. The gross margin on services was 75.8% for fiscal 1998 and 76.4% for fiscal 1999.

   Operating Expenses

   Research and Development. Research and development expenses increased 52.0% from $3.2 million for fiscal 1998 to $4.9 million for fiscal 1999. This increase was primarily due to the substantial addition of engineering staff that was required to develop OPNET IT DecisionGuru and OPNET Netbiz and to continue to develop new products as well as to upgrade and sustain existing products. Technological feasibility for both OPNET IT DecisionGuru and OPNET Netbiz was achieved in August 1998, the same time that we completed testing the products and initiated their general release. As result of the substantial increase in staffing, research and development expenses grew from 26.7% of total revenues in fiscal 1998 to 40.4% of total revenues in fiscal 1999.

   Sales and Marketing. Sales and marketing expenses increased 19.4% from $3.4 million for fiscal 1998 to $4.1 million for fiscal 1999. This increase was primarily due to an increase in the size of our sales force and an increased level of marketing and advertising for introducing and selling our new products, OPNET IT DecisionGuru and OPNET Netbiz. As a result of the increased spending, sales and marketing expenses increased from 28.5% of total revenues in fiscal 1998 to 33.8% of total revenues in fiscal 1999.

   General and Administrative. General and administrative expenses increased 48.5% from $1.3 million for fiscal 1998 to $2.0 million for fiscal 1999. The increased level of spending was primarily due to additional personnel costs, particularly in the finance department, recruiting costs for the growth in the consulting services group, and other expenses associated with our expansion of supporting infrastructure. As result of these spending increases, general and administrative expenses increased from 11.2% of total revenues in fiscal 1998 to 16.5% of total revenues in fiscal 1999.

   Interest and Other Income

   Interest and other income increased 17.9% from $319,000 for fiscal 1998 to $376,000 for fiscal 1999. Interest income increased 9.4% from $307,000 for fiscal 1998 to $336,000 for fiscal 1999 as a result of more cash being available for investment primarily from our venture financing in fiscal 1998. Other income in fiscal 1999 was primarily related to proceeds from an insurance settlement. We had no debt outstanding in either period.

   Provision for Income Taxes

   The provision for income taxes of $1.1 million for fiscal 1998 changed to a benefit of $100,000 for fiscal 1999 and the effective tax rate decreased from 39.0% for fiscal 1998 to a benefit for fiscal 1999. Both of these reductions were primarily due to lower income in fiscal 1999 and research and development tax credits for which we qualified in both periods.

Quarterly Results of Operations

   The following table sets forth a summary of our quarterly operating results for each of the last eight quarters. This information has been derived from unaudited interim consolidated financial statements that, in the opinion of our management, have been prepared on a basis consistent with the audited consolidated financial statements contained elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with our audited consolidated financial statements and the related notes. We believe that period-to-period comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                                       Quarter Ended
                          -------------------------------------------------------------------------
                          June 30,  Sep. 30,  Dec. 31, Mar. 31, June 30, Sep. 30, Dec. 31, Mar. 31,
                            1998      1998      1998     1999     1999     1999     1999     2000
                          --------  --------  -------- -------- -------- -------- -------- --------
                                                      (in thousands)
Revenues:
 Software licenses......   $1,243    $1,621    $1,715   $2,136   $2,138   $2,447   $2,797   $3,195
 Services...............    1,083     1,279     1,407    1,519    1,792    1,969    2,308    2,589
                           ------    ------    ------   ------   ------   ------   ------   ------
 Total revenues.........    2,326     2,900     3,122    3,655    3,930    4,416    5,105    5,784
                           ------    ------    ------   ------   ------   ------   ------   ------
Cost of revenues:
 Software licenses......       34        44        35       20       69      201      204      254
 Services...............      290       281       284      394      545      742      762      826
                           ------    ------    ------   ------   ------   ------   ------   ------
 Total cost of
  revenues..............      324       325       319      414      614      943      966    1,080
                           ------    ------    ------   ------   ------   ------   ------   ------
Gross profit............    2,002     2,575     2,803    3,241    3,316    3,473    4,139    4,704
Operating expenses:
 Research and
  development...........    1,202     1,282     1,210    1,156    1,235    1,315    1,542    1,604
 Sales and marketing....      800     1,079       994    1,183    1,505    1,655    1,982    2,368
 General and
  administrative........      397       446       503      638      467      512      523      591
                           ------    ------    ------   ------   ------   ------   ------   ------
 Total operating
  expenses..............    2,399     2,807     2,707    2,977    3,207    3,482    4,047    4,563
                           ------    ------    ------   ------   ------   ------   ------   ------
Income (loss) from
 operations.............     (397)     (232)       96      264      109       (9)      92      141
Interest and other
 income.................      136        86        78       76       75       93      105      141
                           ------    ------    ------   ------   ------   ------   ------   ------
Income (loss) before
 provision (benefit) for
 income taxes...........     (261)     (146)      174      340      184       84      197      282
Provision (benefit) for
 income taxes...........     (142)      (97)       35      104       52       23       53       44
                           ------    ------    ------   ------   ------   ------   ------   ------
Net income (loss).......   $ (119)   $  (49)   $  139   $  236   $  132   $   61   $  144   $  238
                           ======    ======    ======   ======   ======   ======   ======   ======
                                            (as a percentage of total revenues)
Revenues:
 Software licenses......     53.4%     55.9%     54.9%    58.4%    54.4%    55.4%    54.8%    55.2%
 Services...............     46.6      44.1      45.1     41.6     45.6     44.6     45.2     44.8
                           ------    ------    ------   ------   ------   ------   ------   ------
 Total revenues.........    100.0     100.0     100.0    100.0    100.0    100.0    100.0    100.0
                           ------    ------    ------   ------   ------   ------   ------   ------
Cost of revenues:
 Software licenses......      1.5       1.5       1.1      0.5      1.8      4.5      4.0      4.4
 Services...............     12.4       9.7       9.1     10.8     13.9     16.8     15.0     14.3
                           ------    ------    ------   ------   ------   ------   ------   ------
 Total cost of
  revenues..............     13.9      11.2      10.2     11.3     15.7     21.3     19.0     18.7
                           ------    ------    ------   ------   ------   ------   ------   ------
Gross profit............     86.1      88.8      89.8     88.7     84.3     78.7     81.0     81.3
Operating expenses:
 Research and
  development...........     51.7      44.2      38.8     31.6     31.4     29.8     30.2     27.7
 Sales and marketing....     34.4      37.2      31.8     32.4     38.3     37.5     38.8     41.0
 General and
  administrative........     17.1      15.4      16.1     17.5     11.9     11.6     10.3     10.2
                           ------    ------    ------   ------   ------   ------   ------   ------
 Total operating
  expenses..............    103.2      96.8      86.7     81.5     81.6     78.9     79.3     78.9
                           ------    ------    ------   ------   ------   ------   ------   ------
Income (loss) from
 operations.............    (17.1)     (8.0)      3.1      7.2      2.7     (0.2)     1.7      2.4
Interest and other
 income.................      5.9       3.0       2.5      2.1      2.0      2.1      2.1      2.4
                           ------    ------    ------   ------   ------   ------   ------   ------
Income (loss) before
 provision (benefit) for
 income taxes...........    (11.2)     (5.0)      5.6      9.3      4.7      1.9      3.8      4.8
Provision (benefit) for
 income taxes...........     (6.1)     (3.3)      1.1      2.8      1.3      0.5      1.0      0.7
                           ------    ------    ------   ------   ------   ------   ------   ------
Net income (loss).......     (5.1)%    (1.7)%     4.5%     6.5%     3.4%     1.4%     2.8%     4.1%
                           ======    ======    ======   ======   ======   ======   ======   ======

   The trends discussed in the period comparisons above generally apply to the results of operations for our eight most recent quarters, except for certain differences discussed below.

   Our revenues from software licenses and services, as well as total revenues, increased sequentially in each of the last seven consecutive quarters.

   Cost of software license revenues has remained relatively constant from quarter to quarter as a percentage of software license revenues except for the quarters ended September 30, 1999, December 31, 1999, and March 31, 2000. During those three quarters, we shipped products under our March 1999 agreement with Cadence, which required a 50% payment for sales to that portion of the customer base of Cadence that uses an existing Cadence product. Cost of service revenues as a percentage of service revenues has fluctuated as the mix of services performed for customers varied between higher margin services, such as maintenance, and lower margin services, such as consulting and training.

   Total operating expenses have fluctuated primarily as a result of variations in our sales and marketing expenses. In general, sales and marketing expenses increased as a result of increasing the sales force and the level of marketing and advertising, as well as the additional commissions associated with revenue growth. In addition, beginning in the quarter ended June 30, 1999, we began to amortize over a two-year period marketing support rights we received under our March 1999 agreement with Cadence. To a lesser extent, our operating expenses have fluctuated as a result of costs associated with hiring staff and the use of outside consultants.

   We expect to experience significant fluctuations in future quarterly operating results that may be caused by many factors including, among other things:

  .  the timing of large orders;
  . changes in the mix of our sales, including product sales requiring us to make royalty payments;
  .  the timing and amount of our expenses;
  .  the cost and time required to develop new software products;
  .  the acceptance of new products introduced by us or our competitors;
  .  changes in network technology or in applications;
  .  general economic conditions; and
  .  changes in our pricing policies or those of our competitors.

Due to these and other factors, our quarterly revenues and operating expenses are difficult to forecast accurately.

Liquidity and Capital Resources

   Since inception, we have funded our operations primarily through cash provided by operating activities. In October 1997, we raised $7.0 million in venture financing, of which we used $3.4 million to repurchase stock from our existing stockholders. As of March 31, 2000, we had cash, cash equivalents, and short-term marketable securities totaling $8.8 million.

   Cash provided by operating activities was $2.3 million, $312,000, and $4.1 million for fiscal 1998, 1999, and 2000, respectively. Cash provided by operating activities is primarily derived from net income, as adjusted for depreciation and amortization, and increases in deferred revenue and accrued liabilities. The cash provided by operations is generally used to fund the increases in accounts receivable as a result of the growth in our business.

   Cash used in investing activities was $793,000, $1.2 million, and $1.9 million for fiscal 1998, 1999, and 2000, respectively. The funds were used primarily to purchase property, equipment, and software. In fiscal 1999 and fiscal 2000, these funds were also used to purchase marketing support rights from Cadence.

   Cash provided by financing activities was $3.5 million for fiscal 1998. This reflected the net proceeds from our $7.0 million venture financing, less expenses and the $3.4 million used to repurchase common stock from our existing stockholders. During fiscal 1999 and 2000, the cash provided by financing activities was primarily derived from the sale of common stock and from the exercise of stock options.

   We have a $5.0 million revolving line of credit with a commercial bank, which expires in June 2001. Borrowings under this line of credit bear interest an annual rate equal to LIBOR plus 2% to 2.5%. We have currently used $3.4 million of this facility for a letter of credit that secures the lease for our new headquarters in Bethesda, Maryland.

   We expect to experience growth in our working capital needs for the foreseeable future in order to execute our business plan. We anticipate that operating activities, as well as planned capital expenditures, will constitute a material use of our cash resources. We recently entered into a new headquarters lease agreement which will increase our facilities costs beginning in December 2000. In addition, we may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies, or products.

   We believe that our current cash and cash equivalents and cash generated from operations, along with available borrowings under our line of credit, will be sufficient to meet our anticipated cash requirements for working capital and capital expenditures for at least the next 12 months. If we require further capital resources in excess of the resources currently available to us and the proceeds of this offering to grow our business, execute our operating plan, or acquire complementary technologies or businesses at any time in the future, we may seek to sell additional equity or debt securities, which may result in additional dilution to our stockholders. If additional funding is required, we cannot be certain that it will be available on acceptable terms, or at all.

Quantitative and Qualitative Disclosures About Market Risk

   We consider all highly liquid investments purchased with a maturity of three months or less to be cash equivalents, and those with maturities greater than three months are considered to be marketable securities. Cash equivalents and marketable securities are stated at amortized cost plus accrued interest, which approximates fair value. Cash equivalents and marketable securities consist primarily of money instruments and U.S. Treasury bills. We currently do not hedge interest rate exposure, but do not believe that an increase in interest rates would have a material effect on the value of our marketable securities.

Recently Issued Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. As amended by Statement of Financial Accounting Standards No. 137, this standard will be effective for us for the fiscal years and quarters beginning after March 31, 2001, and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. We have not completed the process of evaluating the impact of this statement and are therefore unable to disclose the potential impact that implementing SFAS No. 133 will have on our financial position or results of operations.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 Revenue Recognition in Financial Statements. This SAB expresses the Commission's views on applying generally accepted accounting principles to revenue recognition in financial statements. We do not expect the application of this SAB to have a material impact on our financial statements.

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25." With the exception of certain provisions which required earlier application, this interpretation is effective for all applicable transactions beginning July 1, 2000. We do not expect that the adoption of this interpretation will have a material impact on our financial statements.

                                   BUSINESS

Overview

   Our predictive network management software solutions enable our customers to optimize the performance and maximize the availability of communications networks and networked applications. The OPNET product suite combines predictive simulation and a comprehensive understanding of network technologies to enable network professionals to more effectively design and deploy networks, diagnose network and application performance problems, and predict the impact of proposed network modifications. Our OPNET product suite consists of three primary software solutions: OPNET IT DecisionGuru for service providers and enterprises, OPNET Modeler for network equipment manufacturers, and OPNET Netbiz for service providers and network equipment manufacturers. We believe our software solutions allow both users and providers of networks to achieve higher levels of performance, and enhance the return on investment from their networks and applications.

   We market our products to service providers, such as telecommunications carriers, ISPs, and ASPs, large and medium-sized enterprises, and network equipment manufacturers. Since inception, we have sold our products to over 600 customers, including service providers, such as AT&T, British Telecom, MCI WorldCom, SBC Communications, Sprint, and UUNET Technologies; enterprises, such as Boeing, IBM Global Services, National Semiconductor, RR Donnelley, and Texas Utilities; and network equipment manufacturers, such as 3Com, Cisco Systems, Ericsson, Motorola, Nokia, and Nortel Networks.

Industry Background

   Growth and Increased Complexity of Networks

   Organizations are becoming increasingly reliant upon their communications networks and networked applications to successfully execute their business strategies. The increasing use of business applications, such as enterprise resource planning, corporate intranets, online transaction processing, e-mail, and streaming multimedia, has expanded the amount of network traffic within organizations, and has resulted in significant growth in underlying network infrastructures. In addition, the proliferation and widespread adoption of the Internet has expanded the role of networks beyond organizational boundaries, and these networks now represent the fundamental infrastructure for the electronic conduct of business, known as e-business or e-commerce. International Data Corporation, or IDC, estimates the number of Internet e-commerce users worldwide will grow from 142 million in 1998 to over 502 million in 2003. In addition, IDC estimates e-commerce will grow from $50 billion in 1998 to more than $1.3 trillion in 2003. As a result, most organizations are recognizing that managing the growth and operation of their communications networks is critical to their business operations.

   To support the rapidly expanding size and scope of communication requirements, network infrastructures have been developed based on a wide range of equipment, technologies, protocols, and network services. As a result, the operation of these networks is becoming increasingly complex. Service providers and enterprises must now manage the convergence of voice, data, and video traffic over wireline and wireless architectures by integrating numerous existing and emerging technologies. These technologies include Asynchronous Transfer Mode, or ATM, Internet Protocol, or IP, Voice over IP, IP Quality of Service, or IP-QoS, Multi-Protocol Label Switching, or MPLS, Frame Relay, Synchronous Optical Network, or SONET, Code Division Multiple Access, or CDMA, Digital Subscriber Line, or DSL, and data over cable. IDC estimates that the installed base of networked PCs worldwide will grow from 232 million in 1998 to 577 million in 2003. In addition, network data traffic is expected to grow rapidly. Pioneer Consulting, LLC estimates that peak-hour U.S. Internet bandwidth demand will grow from .33 terabits per second in 1999 to 17.9 terabits per second in 2004, representing a 122% compound annual growth rate. The growth of networks, network complexity, and network data traffic has forced organizations to confront significant challenges in the efficient and cost-effective management of networks and applications.

   Today, communications networks are sophisticated, dynamic systems that evolve on a daily basis. The rate of network and traffic growth is challenging the ability of organizations to meet required service levels upon which critical business applications and operations rely. Constant evaluation of and improvements to the network are essential to maintaining business and application performance. However, since modifications to the network and its traffic have the potential to result in network failures or service level degradation, network professionals need to plan and implement network changes in a controlled manner, taking into account the potential consequences of their actions.

   Inadequacy of Traditional Network Management Solutions

   As the complexity of networks continues to increase, so does the need for sophisticated solutions to manage network resources effectively. GartnerGroup estimates that the overall market for network management software and application performance and availability management software will grow from $3.6 billion in 1999 to $7.1 billion in 2003. To date, network management systems have primarily played a reporting role. These systems typically collect, store, and analyze data about the traffic on the network, the status and performance of network devices and links, and the availability of network services and applications. While these traditional network management solutions play an important role in managing networks, they are limited by their focus on reporting past and present information. As a result, these solutions are primarily reactive to events occurring within the network.

   Reactive network management solutions do not adequately support key network management functions, including network design and deployment, applications deployment, capacity planning, contingency planning, traffic engineering, budgeting, and deployment of network policies. This is because traditional network management products provide limited insight into how network resources will perform in response to future events. In general, the support for future planning provided by reactive network management products is limited to trend analysis and simple projections as to when key network and system resources will become overloaded. Traditional solutions are not able to forecast the impact of important changes that frequently occur in networks, such as traffic growth, failure of network components, adoption of new networking technologies, and reorganization of network assets. In addition, these solutions do not generally take into account the network as a whole, the interaction among network components, and the complex behaviors that are inherent to modern networks.

   Market Opportunity

   To remain competitive, organizations must deal with increased complexity, rapid growth, and continuous change in their communications networks. At the same time, every change to the network environment introduces the potential for performance degradation or system failures, and therefore, business interruptions and lost revenue. As a result, organizations need predictive network management solutions that allow them to evaluate network and application performance in future scenarios. A predictive capability allows network professionals not only to test network and application performance under a wide range of operating conditions, but also to determine which network technologies are best suited to ultimately solve business problems. Business executives and network professionals need a comprehensive network management solution that allows them to design and deploy networks and implement network changes that:


  .  optimize overall system performance;

  .  maximize system availability;

  .  leverage emerging communications and networking technologies;

  .  ensure service levels are met for business-critical applications; and

  .  proactively manage network growth, complexity, and costs.

The OPNET Solution

   Our suite of products represents the next generation of software solutions that advances network and application management beyond reactive problem identification and reporting to proactive problem resolution and avoidance. By combining predictive simulation with a comprehensive understanding of network technologies, the OPNET product suite enables network professionals to more effectively design and deploy networks, predict the impact of proposed network modifications, and diagnose network and application performance problems. The ability of our products to accurately model and simulate network and application performance is also valuable in the design and testing of new network equipment and technologies and is an effective sales tool for professionals who design and deploy networks. We believe that our software products provide the following benefits to our customers:

  Reduced Network Operating Risks

   Our products enable our customers to more effectively manage the risks associated with the necessary implementation of network upgrades and new services by helping network managers evaluate which measures can be taken to minimize potential network disruptions and maintain required service levels. For example, an enterprise deploying a new application on its network can use our products to determine if the performance of the application will meet prescribed service levels and to what extent the network traffic generated by the new application will compromise the service levels of existing applications on the network. Service providers can use our products as part of their overall planning process to minimize the risk that growth in their subscriber base or restructuring of their network infrastructure will jeopardize the availability or performance of their services.

  Increased Productivity and Competitiveness

   By using our products, network managers and application deployment teams can gain greater control over the performance of business applications that are critical to employee productivity and the competitiveness of the business. Our products enable network professionals to diagnose and resolve application performance problems that can prevent employees from carrying out essential business tasks. In addition, our products support informed decision-making and planning for network infrastructures that carry vital business data, including e-commerce and e-business transactions. Our products also enable network equipment manufacturers to test their equipment, technologies, and protocols more thoroughly, while considering a wider range of alternative designs, resulting in more robust networking products and faster introduction of products to the marketplace.

  Reduced Network Operating Costs

   Our OPNET suite of products enables our customers to better determine the appropriate financial commitments that should be made for network resources, including bandwidth, advanced network technologies, and network hardware. Using our products, network managers and planners can compare relative benefits of alternative technologies and network designs, and weigh these benefits in relation to the corresponding operational costs. Our products also provide organizations that operate networks the ability to determine achievable service levels and to understand whether network changes will render service levels unacceptable. By proactively managing service levels, these organizations are better able to reduce service level agreement violations that may require paying costly penalties to their clients. Additionally, these organizations are able to reduce costs caused by network interruptions.

  New Revenue Opportunities

   The increasing complexity and scale of networks is creating challenges for organizations that sell network equipment and network services. Our products help the sales forces of these organizations to automate the network design and proposal process and create competitive and consistent proposals, thereby streamlining the sales cycle. This allows sales representatives to focus on a greater number of sales opportunities. Additionally, our customers' sales forces can leverage the predictive capabilities of our products to demonstrate the performance of the proposed network design or network service prior to deployment. We believe that these features allow our customers to differentiate themselves from their competitors and enable the purchasers of network equipment and services to make better informed and quicker buying decisions.

  Improved Customer Satisfaction

   Our products improve satisfaction of network end users by enabling our customers, which are the providers of network services and technologies, to proactively manage and improve the quality and performance of their offerings. By using our products' predictive capabilities, service providers can ensure that adequate measures are taken to maintain the availability and performance of their services to their clients over networks experiencing rapid traffic growth and the introduction of changing technologies. For example, an ASP can use our software to uncover the primary factors that can contribute to the poor performance of an application and then determine the preferred approach to improving the application's performance.

Strategy

   Our objective is to enhance our leadership position in the market for predictive network management software solutions. To achieve this goal, we are pursuing the following strategies:

  Increase Penetration Within the Service Provider Market

   We believe that we can achieve significant additional penetration within the service provider marketplace, which includes telecommunications carriers, ISPs, and ASPs, by creating extensions to our existing software products to address their specific network management needs. We also intend to focus additional sales resources on service provider accounts and adopt service provider-specific price structures that scale with the size of managed networks. We expect to increase sales within this market by leveraging relationships with our network equipment manufacturer customers, including Cisco Systems and FORE Systems, recently acquired by Marconi, which sell hardware to service providers, through a combination of reselling, referrals, and joint marketing arrangements.

  Expand Direct Sales Channel

   We believe that there is significant untapped demand for our software products and we plan to meet this demand by increasing the number of our direct sales representatives. We currently employ 20 direct sales representatives in the United States and expect to expand our sales team by aggressively hiring qualified sales representatives. We intend to continue to invest significant marketing and sales resources to support our direct sales channel and intend to increase market awareness by expanding our advertising, trade shows, direct marketing, customer seminars, and other marketing efforts.

  Expand Global Sales Efforts

   Our international sales activities are currently conducted by our distributors that resell only OPNET Modeler in France, Germany, Scandinavia, the United Kingdom, the Middle East, India, Pakistan, Australia, China, Japan, Korea, and Singapore. We intend to accelerate the growth of our international sales both by increasing the number of international distributors and by enabling and training our current and new distributors to sell the entire OPNET suite of products. We also intend to focus technical sales resources on strengthening our distributors' sales, marketing, and training programs. We intend to establish technical sales support centers in selected regions.

  Leverage our Existing Customer Base

   We currently have an installed base of over 600 customers that we believe provides us with significant opportunities for additional sales of our current and future products. We have successfully expanded license revenues within many customer organizations by selling additional licenses for the same products as well as complementary products from the OPNET product suite, and we believe additional opportunities exist for these types of sales. In addition, our solutions are built on a modular, flexible architecture, which allows us to deliver new functionality to our customers in the form of product modules and model libraries designed to work with our existing products. We intend to continue to develop focused sales programs that will leverage our new offerings, as well as the goodwill we have established, to increase revenue from our existing customer base.

  Further Extend Technology and Product Leadership

   We believe that our OPNET suite of products is the most comprehensive predictive network management software solution currently available. We intend to maintain our product and technology leadership by enhancing the functionality of existing products and introducing new products through internal research and development and, potentially, through acquisition of technologies or businesses. We plan to enhance our products with additional capabilities, including additional interfaces to the operational network environment; an expanded library of existing and emerging network protocols, applications, and communications standards; and additional network service and equipment cost/benefit analysis features.

   Develop Additional Strategic Relationships

   We have created marketing programs to sell our software to professional services organizations, including Andersen Consulting, PricewaterhouseCoopers, Entex, and Enterprise Networking Systems, and to provide them with the support and information they need to maximize their success using our products. These programs facilitate our access to the large number of organizations which outsource information technology and networking services. Although none of these organizations has accounted for a material portion of our revenues to date, we expect this strategy to lead to increased sales of our products, not only among our professional services customers, but also among their clients. We also have technology relationships with other network management software vendors, including Hewlett-Packard, Agilent Technologies, Marconi, Tivoli Systems, Concord Communications, and NetScout Systems, and expect to continue to develop other technology relationships, as well as to pursue joint marketing and selling opportunities of our complementary solutions. To date none of these vendors has accounted for a material portion of our revenues.

Products

   Our products use predictive simulation technology to support the assessment of future network and application performance under a wide range of operating conditions. Our products include model libraries that permit the simulation and analysis of major network technologies and communication protocols, such as Transmission Control Protocol/Internet Protocol, or TCP/IP, IP-QoS, Voice over IP, SONET, CDMA, Virtual Local Area Networks, or VLANs, Frame Relay, IP compression, data over cable, and ATM. We sell both off-the-shelf and customized products that offer interfaces to traditional network management systems and popular integration platforms, such as HP OpenView Network Node Manager, Tivoli NetView, NetScout Systems Manager Plus, and Oracle database products. The following chart summarizes our OPNET product suite:


  Product               Description                Target Customers
-------------------------------------------------------------------------------
  OPNET IT DecisionGuru Enables users to predict   Service providers and enterprises
                        the performance of
                        networks and
                        applications


-------------------------------------------------------------------------------
  OPNET Modeler         Enables designers to       Network equipment manufacturers
                        evaluate how complex
                        networking equipment,
                        technologies, and
                        protocols will perform
                        under simulated network
                        conditions


-------------------------------------------------------------------------------

  OPNET Netbiz          Facilitates and            Service providers and network
                        accelerates the sales      equipment manufacturers
                        process by automating
                        network design and
                        proposal generation


-------------------------------------------------------------------------------

  OPNET Modules         Provide enhanced           Entire customer base
                        functionality for our
                        primary software
                        products


-------------------------------------------------------------------------------

  OPNET Model Libraries Libraries of models that   Entire customer base
                        simulate the behavior of
                        networking technologies
                        and communication
                        protocols


   OPNET Modeler product license and maintenance revenues represented 91.0%, 75.8%, and 64.7% of our total revenues for the years ended March 31, 1998, 1999, and 2000, respectively. None of our other products or services accounted for 15% or more of our total revenues during these periods.

   OPNET IT DecisionGuru

   We began commercial distribution of OPNET IT DecisionGuru in August 1998. OPNET IT DecisionGuru uses our predictive simulation and modeling technology, which combines software models of network components, protocols, and applications into a single overall model, in order to forecast many aspects of network behavior. This capability enables service providers and enterprises to predict the performance of their networks and applications under a wide range of potential scenarios. OPNET IT DecisionGuru allows users to make comparisons among alternative approaches to managing the evolution of their networks and managing change within their networks, such as adopting new technologies, increasing capacity, and reorganizing assets. OPNET IT DecisionGuru also provides detailed views of an application's performance within a network. This enables network managers and application deployment teams to understand the impact of implementing a new application on existing applications, as well as the ability of a network to support the resulting traffic. OPNET IT DecisionGuru supports many popular communication protocols and networking technologies that operate within wireline and wireless networks.

   OPNET Modeler

   OPNET Modeler was our first product and was introduced in 1987. OPNET Modeler uses our device and protocol design environment, as well as our predictive simulation technology, to enable our customers to build software models of a broad range of network devices, communication protocols, and applications, and to combine these models to run simulations in order to predict network behavior and performance. These capabilities support the design, modeling, and development of network equipment and protocols. OPNET Modeler enables network equipment manufacturers to test product designs in a wide variety of scenarios prior to manufacturing. Using OPNET Modeler, network technology and equipment designers gain a better understanding of design tradeoffs earlier in the product development process, reducing the need for time-intensive and expensive hardware prototyping.

   OPNET Netbiz

   We began commercial distribution of OPNET Netbiz in August 1998. OPNET Netbiz is designed to facilitate and accelerate the sales processes of service providers and network equipment manufacturers. OPNET Netbiz enables our customers' sales forces to quickly and automatically generate network service and equipment proposals based on their clients' requirements by using advanced network design techniques. OPNET Netbiz can interface with our customers' applications for order processing, work-order generation, and provisioning. OPNET Netbiz is Web-enabled to allow our customers' clients to create network designs over the Internet prior to purchasing services and products.

   OPNET Modules

   We develop and sell a variety of software modules that provide enhanced functionality to OPNET IT DecisionGuru, OPNET Modeler, and OPNET Netbiz. Currently available OPNET modules include:

  . Application Characterization Environment, for analyzing, diagnosing, and simulating the performance of applications within a network based on network traffic samples;

  . Multi-Vendor Import, for importing network infrastructure and traffic information from other network management software applications;

  . Expert Service Prediction, for the definition and compliance testing of service level agreements;

  . Radio and Terrain Modeling, for modeling wireless networks and the effects of terrain on those networks; and

  . ERP NetworkGuru for SAP R/3, for the planning and analysis of SAP application deployments, their effect on the network, and their ability to perform effectively within an existing network environment.

   OPNET Model Libraries

   The model libraries are used by OPNET IT DecisionGuru and OPNET Modeler to simulate and analyze major networking technologies and communication protocols. These libraries provide the building blocks used to generate models of networks. OPNET IT DecisionGuru and OPNET Modeler include extensive libraries of popular and emerging networking technologies and communication protocols, such as TCP/IP, hypertext transfer protocol, or HTTP, Open Shortest Path First routing, or OSPF, ATM, frame relay, and IP-QoS. Some of our model libraries are included in our base products and others are available for an additional fee.


Technology

   Our technologies for modeling, designing, visualizing, and simulating networks are based on extensive research and development efforts carried out over the past 13 years. The following diagram summarizes the essential components of our products:


[graphic appearing on p. 33]

[The center and left side of this space contains a flowchart captioned OPNET Modeler. This flowchart contains three columns of large icons, the center and right columns of which are contained within a flowchart captioned OPNET IT DecisionGuru. A large icon captioned Device/Protocol Design Environment appears in the left column; an arrow leads to a large icon in the center column captioned Model Libraries (which has attached to it small icons captioned Wireless Modeling and Parallel Simulation); an arrow leads to a large icon below captioned Performance Analysis and Reporting Engine (which has attached to it a small icon captioned Expert Service Prediction). The right column in this flowchart has a large icon captioned Network and Traffic Import Engine (which has attached to it small icons captioned MVI and ACE); an arrow leads to a large icon below captioned Network Object Store & Visualizer: design and analysis environment (this icon is also linked by arrows to the Simulation Engine, Performance Analysis and Reporting Engine, and OPNET Integration Platform icons). The right side of this space contains a flowchart depicting OPNET Netbiz. Icons captioned Product Data and Configuration and Design Rules are linked to an icon captioned OPNET Integration Platform (which, in turn, contains icons captioned Customized Workflow for Network Design (web-enabled) and Customized Reporting (Proposals, bills of materials, and work orders)). The margin of this flowchart extends to the left to enclose the icon noted above captioned Network Object Store & Visualizer. Below the above- described graphics is a legend noting the symbols representing Database and Module, as well as the acronyms MVI: Multi-Vendor Import and ACE: Application Characterization Environment.]


   OPNET Modeler serves as a foundation for our other products, providing the broadest array of functionality. OPNET IT DecisionGuru and OPNET Netbiz represent progressively easier to use products, with functionality designed to address specific business needs. All of the primary products within the OPNET product suite use a significant amount of shared core software, allowing us to create new products more efficiently and to foster the interoperability of our products.

  Simulation Engine

   A key capability of OPNET IT DecisionGuru and OPNET Modeler is the ability to perform detailed simulations of networks in order to understand how they will perform in a wide range of scenarios. The core support for this capability is provided by the simulation engine, which sequences a network model through a series of events, representing activity within the network. The simulation engine has been designed to be highly efficient and scalable, in order to support simulations of large networks that transport substantial volumes of network traffic. We have developed and are testing a parallel simulation module that will augment the simulation engine to provide support for running simulations on computers with multiple processors in order to enhance simulation speed. Currently, this module is designed only for simulation of wireless networks but we plan to extend this capability to other types of networks in the future.

   Model Libraries

   A network model consists of software objects that correspond to the devices, computers, and links that constitute the actual network of interest. The behavior of these objects is controlled by models of devices, computers, applications, communication protocols, and links. Many network devices are highly complex, incorporating the functionality of several dozen communication protocol models and application models. These communication protocol models and application models are provided in OPNET's model libraries, which consist of a broad range of models that represent the behavior of standard and popular communication protocols, applications, and networking technologies. The models within the OPNET model libraries are based on a variety of information sources, including standards documents, industry literature, publicly available source code, input from our network equipment manufacturer customers, and tests performed in a laboratory environment. These models simulate many essential characteristics of the actual network components and interact with each other within the context of a discrete-event simulation, in order to predict the behavior and performance of an overall network. Many of our models also can perform hybrid simulation, a novel technique that we developed, which combines discrete-event simulation with sequences of fast computations and mathematical calculations to accelerate simulation run times.

   Our model libraries are developed and maintained using OPNET Modeler. Customers who use OPNET Modeler frequently create extensions to the models that we provide, as well as develop entirely new models to represent emerging protocol standards, unique applications and protocols, or legacy systems that are not yet included in our libraries. Users may share their models with each other, either directly or through an on-line database that is accessible over the Internet.

   Network Object Store and Visualizer

   The network object store contains the essential network information which is used by each of our products. OPNET software represents networks as a collection of data objects, each of which corresponds to a network component, such as a network device, a communications link, or a computer. OPNET software organizes these data objects into the network object store for each network of interest. The network visualizer provides a graphical user interface for viewing, modifying, or configuring the network represented in the network object store.

   Network and Traffic Import Engine

   Our product suite provides interfaces to other network management software so that our customers can leverage information collected by those applications. Network and traffic import is currently based on the Application Characterization Environment and the Multi-Vendor Import Module. These modules allow our customers to import information about how a network is constructed and the patterns of the traffic that flows through the network. This information forms a model of a network as it is currently built and operating. Modifications and extensions to the network and traffic model can then be performed within the OPNET software to study the impact of proposed or anticipated changes. Our OPNET software currently provides the ability to import information from HP OpenView Network Node Manager, Tivoli NetView, NetScout Systems Manager Plus, Agilent NetMetrix, Network Associates Sniffer Network Analyzer, and other network analyzer products. We intend to develop additional interfaces to other popular network management software products to broaden our customers' ability to generate models of their networks automatically.

   Device and Protocol Design Environment

   OPNET Modeler provides a design environment to define models of network devices, protocols, and applications. These models can then be used as building blocks for modeling entire networks, or portions of networks, in order to proactively manage performance. The device and protocol design editors are used primarily by network equipment manufacturers, network industry researchers, and our own staff to develop libraries containing models of major network technologies.

   Performance Analysis and Reporting Engine

   As a network simulation runs, the elements of the network model record information about their performance and behavior, in the same way probes or traditional management systems record and report vital performance statistics of actual networks. Performance statistics of interest to network managers include the response times experienced by users of applications, the utilization of communication links, and the number of connections that failed to be established over the network. Our software selects, aggregates, processes, and presents statistics in the form of graphs, charts, service level agreement exception reports, and animations. Graphs, charts, and service level agreement exceptions can be viewed within the OPNET software products or through a standard Web browser.

   Wireless Modeling Infrastructure

   Our software provides wireless network modeling and simulation capabilities based on the Radio Module and the Terrain Modeling Module. Using these modules, our users are able to predict and analyze the performance of applications and communication protocols running over wireless and combined wireline/wireless infrastructures, taking into account complex factors that are inherent to wireless environments, including intermittent availability of links, radio interference, terrain effects, and time-varying signal strength for mobile devices.

   OPNET Integration Platform

   The OPNET integration platform allows our customers to develop tailored applications. The OPNET integration platform is a collection of software modules that provides developers the capability to rapidly create user interfaces, workflows, visualizations, and reports, to form a comprehensive network design and analysis solution that meets unique customer requirements. The OPNET integration platform is specifically designed to incorporate knowledge of networking concepts, which allows developers to focus on the aspects of the application that reflect their proprietary product lines, business practices, and design configuration rules.

Customers

   We have licensed our software to over 600 organizations worldwide. Our customers include:

  . service providers, including telecommunications carriers and ISPs;

  . large and medium-sized enterprises that rely on networks to conduct business, including organizations that provide consulting for the planning, design, and troubleshooting of networks; and

  . network equipment manufacturers.

   The following is a representative list of organizations that have licensed at least $50,000 of our software:

                               Service Providers

 AT&T                     France Telecom             SBC Communications
 AT&T Wireless            Inmarsat                   Sprint
 Belgacom                 INTELSAT                   Teledesic
 Bell Atlantic            Korea Telecom              Telia
 Bell Canada              MCI WorldCom               Telstra
 British Telecom          NTT                        UUNET Technologies
 Deutsche Telekom         Qwest                      Verizon Wireless

                                  Enterprises

 Abbott Laboratories      DIRECTV                    Oracle
 Aerospatiale Matra       Entergy                    RR Donnelley
 Andersen Consulting      IBM Global Services        SAP
 Baker Hughes             Internal Revenue           Spiegel
 Boeing                   Service                    Texas Utilities
 Booz.Allen & Hamilton    NASA                       TXU
 DaimlerChrysler          National Semiconductor     Visa International
 Daimler-Benz             NetEffect

                        Network Equipment Manufacturers

 3Com                     Hewlett-Packard            Nokia
 Advanced Micro Devices   Hughes Electronics         Nortel Networks
 Alcatel                  Intel                      Philips Electronics
 Ascom                    ITT Industries             QUALCOMM
 CableLabs                Lockheed Martin            Raytheon
 Cisco Systems            Lucent Technologies        Rockwell
 E-Systems                Marconi plc                Scientific Atlanta
 Ericsson                 Matsushita Electric        Siemens
 FORE Systems             Industrial                 ST Microelectronics
 Fujitsu                  Motorola                   Toshiba
 General Instruments      NEC                        TRW
 GTE                      Network Equipment
                          Technologies
                          Newbridge Networks

  Historically, our software license agreements generally have provided our customers with a perpetual license for the use of our software by a specified number of concurrent users. In the future, we intend to pursue a licensing model in which more of our licenses require annual renewal payments from our customers.

   For the year ended March 31, 2000, we generated 20.8% of our total revenues from customers located outside North America. No single customer accounted for more than 10% of our total revenues in any of the last three fiscal years.
Note 12 to our financial statements presents information regarding revenues generated in the United States and internationally.

   The following example shows how one of our customers uses our products:

  Cisco Systems

   The Challenge. Cisco Systems is a leading provider of networking equipment and solutions. Because of the rapid pace at which new technology is emerging, Cisco Systems desired software solutions to quickly demonstrate and quantify the impact and value of new technologies for service providers.

   The Solution. OPNET Modeler and OPNET IT DecisionGuru are being used by Cisco Systems to shorten development cycles and deliver its New World hardware to ISPs faster and more cost-effectively. OPNET Modeler accelerates the development process by providing a simulated environment for testing protocols and hardware designs, allowing Cisco Systems to test protocol behavior and simulate traffic flow in a wide range of scenarios that closely mirror real-world ISP infrastructures. In addition, OPNET IT DecisionGuru's virtual proving ground quickly and efficiently demonstrates the value of Cisco Systems-based networks to ISPs.

Sales and Marketing

   We sell our software through our direct sales force, our international distributors, and a number of original equipment manufacturers and resellers. We have marketing relationships with original equipment manufacturers Hewlett-Packard and Agilent Technologies. To date, neither of these original equipment manufacturers has accounted for a material portion of our revenues. In North America, the majority of our sales are made by our direct sales force. As of June 30, 2000, our sales and marketing organization consisted of 51 employees located in our headquarters in Washington, D.C., and our offices in Boston, Dallas, and Santa Clara. We intend to expand our sales and marketing organization through aggressive recruiting of qualified individuals.

   Our direct sales force is organized into two primary groups; one group focuses on selling OPNET IT DecisionGuru and OPNET Netbiz to our service provider and enterprise customers as well as OPNET Netbiz to our network equipment manufacturer customers, and the other group focuses on selling OPNET Modeler to our network equipment manufacturer customers. Our international sales activities are primarily conducted by our 10 distributors that resell OPNET Modeler in France, Germany, Scandinavia, the United Kingdom, the Middle East, India, Pakistan, Australia, China, Japan, Korea, and Singapore. International sales activities are managed by our vice president of marketing and international business development. In addition, we intend to establish technical sales support centers in some of our markets in order to better support our distributors.

   We engage in marketing activities to increase awareness of our products among our potential customer base and to create sources of leads for our sales organization. Our marketing activities include:

  . participation in networking industry tradeshows;

  . seminars that introduce the capabilities of our software to potential customers;

  . seminars designed specifically for organizations that are already our customers, but present significant potential for additional license sales;

  . advertisement in trade journals and networking-oriented Web sites;

  . direct mailings to potential customers;

  . product briefings with industry analysts; and

  . a variety of public relations activities, including our annual international user conference.

   For each of the last three years, we have sponsored OPNETWORK, an annual international user conference convened in Washington, D.C. that focuses on predictive network management for professionals in all areas of networking and information technology. OPNETWORK '99, held in August 1999, included more than 290 hours of presentations and more than 60 guest speakers. Over 600 people attended OPNETWORK '99, representing a 65% increase from the previous year.

Service and Support

   Our service and support offerings include:

  . consulting and customization services;

  . software maintenance, which includes providing software updates for major and minor revisions;

  . technical support by telephone, e-mail, or fax; and

  . training, which includes courses that enable our customers to more effectively use our products.

   We offer consulting services to assist our clients in customizing their OPNET products. In particular, our customers typically buy customization services with their purchase of OPNET Netbiz. Customization services are performed by our consulting staff, which consists of software development engineers, quality assurance engineers, technical documentation specialists, and product managers. Some customers also choose to engage our consulting services in proactive network management projects, including network planning, network design, diagnosis of network performance problems, and communication protocol design.

   Software maintenance and technical support are purchased by our customers as a single package, generally on an annual basis. Purchasers of these services are provided with updates to the software they license from us as the updates are released. The fee for this service is generally determined as a percentage of the current price of product licenses.

   We provide customer support from our support center at our headquarters in Washington, D.C. Our technical support services are supported by a comprehensive information system that ensures that customer inquiries are addressed promptly, tracked until fully resolved, and recorded for future reference. Reports on the overall responsiveness of the technical support infrastructure, and the status of pending customer inquiries, are provided regularly to our technical support staff, technical support management, and executive management.

   We have a core team of technical support staff supplemented by a number of product developers and consultants who perform technical support on a rotational basis. This staffing approach ensures that customers have access to the best available product expertise, while simultaneously providing product developers with direct customer feedback, which in turn helps us improve our products.

   We regularly offer training courses to our customers to assist them in maximizing the benefit they receive from using our products. Our training classes cover a broad range of topics. Training classes are offered at our headquarters in Washington, D.C., our facilities in Santa Clara, California, and at our customers' locations. As of June 30, 2000, our training staff consisted of three employees.

Research and Development

   We believe that our ability to enhance our current products, and create new products in response to the needs of our customer base will be an important factor for our future success. Accordingly, we intend to continue to commit significant resources to product research and development. We expect to accomplish a large part of our product improvements and new product development through internal development efforts. New capabilities may also be integrated into our product lines through the acquisition of technologies or businesses, or the licensing of externally developed technologies.

   Our total expenses for research and development for fiscal 1998, 1999, and 2000 were $3.2 million, $4.9 million, and $5.7 million, respectively. Our research and development efforts to date have been conducted in their entirety at our headquarters in Washington D.C., and all related costs have been expensed as incurred. As of June 30, 2000, our research and development staff consisted of 46 engineers and technical professionals.

   Our research and development efforts are directed at increasing our revenues by expanding the scope of our solutions to address additional customer requirements. Our existing customers provide a meaningful source of information which we use, and expect to continue to use, in order to guide our future product development. In addition, we invest, and intend to continue to invest, in research and analysis of trends in our industry and our product markets, and we expect that our future products will reflect the results of these analyses.

   Our current research and development efforts are focused on the following:

  . expansion of our model libraries to provide additional coverage of major networking standards and technologies, including Dense Wavelength Division Multiplexing, or DWDM, MPLS, and Private Network-Network Interface, or PNNI;

  . design and packaging of vertical solutions optimized to meet the specific needs of service providers, based on our existing technologies;

  . additional interfaces to other network management products in order to maximize leverage of information about the existing network environment;

  . new technologies to automate analysis of simulation results and diagnosis of performance problems;

  . new technologies that use information collected from the current environment and results predicted by simulations to make recommendations to our customers;

  . advanced techniques for reducing simulation run times, including hybrid simulation, which combines traditional simulation with sequences of fast computations and mathematical calculations, and parallel simulation, which allows simulations to take advantage of computers with multiple processors; and

  . flexible network design and optimization techniques to generate network designs based on customer requirements.

Competition

   The market for our products is evolving rapidly and is highly competitive. We believe that this market is likely to become more competitive as the demand for predictive network management solutions continues to increase. Although none of our competitors offers a solution that is identical to ours, we are subject to current and potential competition from:

  . software vendors with predictive network management offerings, such as Compuware, and application performance diagnosis solutions, such as Optimal Networks;

  . consultants who offer predictive network management advisory services;
    and

  . customers who develop their own predictive network management capabilities, either internally or through outsourcing.

OPNET Netbiz also competes with solutions designed to facilitate and automate sales processes in general.

   In addition, it is possible that other vendors as well as some of our customers or distributors will develop and market competitive solutions in the future. Many of our current and potential competitors are larger and have substantially greater financial and technical resources than we do.

   We believe the principal competitive factors affecting the market for our software products are the following:

  . scope, quality, and cost-effectiveness of network management solutions;

  . industry knowledge and expertise;

  . the interoperability of solutions with existing network management solutions;

  . product performance, accuracy, technical features, ease of use, and price; and

  . customer service and support.

Intellectual Property

   We rely on a combination of copyright, trademark, patent, and trade secret laws, confidentiality agreements, and contractual provisions to protect our intellectual property. However, we believe that these laws and agreements afford us only limited protection. Despite our efforts to protect our intellectual property, unauthorized parties may infringe upon our proprietary rights. In addition, the laws of some foreign countries do not provide as much protection of our proprietary rights as do the laws of the United States.

   We currently hold registered trademarks in the United States for OPNET and OPNET Modeler, and have pending applications in the United States for the trademark registrations of IT DecisionGuru and Netbiz. We also hold additional registered trademarks in the United States and have additional pending applications. If not renewed, our registered trademarks will expire at various times between April 2007 and September 2009. We have applied for trademark protection in a number of international jurisdictions. In addition, we have two pending patent applications for technologies related to the OPNET product suite. If granted, the patents would expire in 2018 and 2019. We believe that, because of the rapid pace of change in our industry, the intellectual property protection for our products will be a less significant factor for our future success than the knowledge, abilities, and experience of our employees.

Employees

   As of June 30, 2000, we had 155 full-time employees, all of whom were located in the United States. These included 51 in sales and marketing, 32 in professional services, 46 in engineering, research, and development, and 26 in finance and administration. Our employees are not represented by a collective bargaining agreement and we consider our relations with our employees to be good.

Facilities

   Our corporate office and principal facility is located in Washington, D.C. and consists of approximately 21,000 square feet of office space held under a lease that expires on December 31, 2000. We also occupy an additional 7,100 square feet of space in the same building under a sublease that expires on October 31, 2002. We also lease office space in Boston, Dallas, and Santa Clara.

   On June 2, 2000, we entered into an agreement to lease approximately 60,000 square feet of office space in Bethesda, Maryland. We plan to relocate our corporate and principal operational offices to this facility in December 2000. The lease has a ten-year term and we have two five-year renewal options.

Legal Proceedings

   We are not a party to any material legal proceedings.

                                  MANAGEMENT

Executive Officers, Directors, and Key Employees

   Our executive officers, directors, and some other key employees, and their ages as of June 30, 2000, are as follows:

 Name                              Age Position
 ----                              --- --------
 Executive Officers and Directors:

 Marc A. Cohen....................  37 Chairman of the Board and Chief
                                       Executive Officer
 Alain J. Cohen...................  33 President, Chief Technology Officer and
                                       Director
 George M. Cathey.................  34 Senior Vice President of Engineering
 Joseph F. Greeves................  43 Senior Vice President of Finance and
                                       Chief Financial Officer
 Pradeep K. Singh.................  31 Senior Vice President of Engineering,
                                       Model Research and Development
 Bruce R. Evans (1)(2) ...........  41 Director
 Steven G. Finn, PhD (1) .........  54 Director
 William F. Stasior (1)(2)........  59 Director

 Key Employees:

 Erika J. Bohrer..................  32 Vice President of Human Resources
 Melanie A. Houghton..............  37 Vice President of Strategic Business
                                       Development
 Steven R. Johnson................  38 Vice President of Partner Programs
 Randolph W. Jones................  31 Vice President of IT Sales
 Todd J. Kaloudis.................  26 Vice President of Marketing
 Joseph J. Lenz...................  47 Vice President of International Sales
 Eric R. Martin...................  28 Vice President of R & D Sales
 Dennis R. McCoy..................  49 Corporate Counsel
 Alberto Morales..................  34 Vice President of Information Systems
                                       and Chief Information Officer
 Eric S. Nudelman.................  31 Vice President of Engineering,
                                       Applications and Training
 Annukka Piironen.................  29 Vice President of Consulting Services
 Michael D. Powers................  30 Vice President, Solutions Group
                                       Vice President of Technical
 David M. Taylor..................  46 Communications

--------
(1) Member of the audit committee.
(2) Member of the compensation committee.

   Marc A. Cohen, one of our founders, has served as our chairman of the board since our inception in 1986 and as our chief executive officer since 1994. From 1986 to 1992, Mr. Cohen was also a consultant with Booz.Allen & Hamilton, an international management and consulting company. Mr. Cohen received a bachelor's degree in engineering science from Harvard and a master's degree in electrical engineering from Stanford.

   Alain J. Cohen, one of our founders, has served as our president and chief technology officer and as a member of our board of directors since our inception in 1986. Mr. Cohen received a bachelor's degree in electrical engineering from M.I.T.

   George M. Cathey has served as our senior vice president of engineering since March 1999. From March 1991 to March 1999, Mr. Cathey served as our director of core technologies. Mr. Cathey received bachelor's and master's degrees in electrical engineering and computer science from M.I.T.

   Joseph F. Greeves has served as our chief financial officer since November 1998 and as our senior vice president of finance since December 1999. Mr. Greeves also served as our vice president of finance from November 1998 through December 1999. From November 1997 to August 1998, Mr. Greeves served as vice president and chief financial officer of ACE*COMM, a telecommunications software company. From January 1995 to July 1997, Mr. Greeves served as vice president and chief financial officer of Fusion Systems, a semiconductor technology company. Mr. Greeves is a certified public accountant and received a bachelor's degree in accounting from the University of Maryland.

   Pradeep K. Singh was appointed as our senior vice president of engineering, model research and development in March 2000. From March 1999 to March 2000, Mr. Singh served as our vice president of engineering, model research and development. From September 1995 to February 1999, he served as our director of model research and development. From October 1994 to August 1995, he was one of our software engineers. Mr. Singh received a bachelor's degree in engineering from Delhi College of Engineering (India) and a master's degree in electrical engineering from Clemson.

   Bruce R. Evans has served as a member of our board of directors since September 1997. Mr. Evans has been with Summit Partners, a venture capital firm, since 1986, serving as a general partner since 1991. Mr. Evans currently serves on the boards of directors of DSET, Omtool, and Private Business.

   Steven G. Finn has served as a member of our board of directors since March 1998. Dr. Finn has been a principal research scientist and lecturer at M.I.T. since 1991. Dr. Finn has also served as a consultant with Matrix Partners, a venture capital firm, since 1991.

   William F. Stasior has served as a member of our board of directors since March 1998. Since October 1999, Mr. Stasior has served as senior chairman of Booz.Allen & Hamilton. From 1991 to October 1999, Mr. Stasior served as chairman of Booz.Allen & Hamilton. Mr. Stasior also served as chief executive officer of Booz.Allen & Hamilton from 1991 to April 1999.

   Erika J. Bohrer has served as our vice president of human resources since March 1999. From May 1997 to March 1999, she served as our director of human resources. From May 1989 to May 1997, Ms. Bohrer held various recruiting positions with Booz.Allen & Hamilton.

   Melanie A. Houghton has served as our vice president of strategic business development since September 1999. From June 1998 to August 1999, Ms. Houghton served as our director of strategic sales, and from June 1996 to May 1998, she served as one of our sales associates. From February 1995 to May 1996, Ms. Houghton served as one of our human resources administrators.

   Steven R. Johnson has served as our vice president of partner programs since March 1999. From October 1998 to March 1999, he served as our director of marketing. From 1988 to September 1998, he held various marketing positions with Hewlett-Packard.

   Randolph W. Jones has served as our vice president of IT sales since June 1999. From October 1998 to May 1999, Mr. Jones served as senior vice president of a division of Parametric Technology Corporation, a software company. From May 1994 to October 1998, Mr. Jones served as a divisional vice president of Computer Associates International, a business software company.

   Todd J. Kaloudis was appointed as our vice president of marketing in March 2000. Prior to that, Mr. Kaloudis served as our vice president of international business development from November 1999 to March 2000. From May 1998 to November 1999, Mr. Kaloudis served as manager of technology strategy at Teledesic, a global broadband satellite venture. Mr. Kaloudis also served as a network design engineer at Teledesic from September 1996 to May 1998. Prior to September 1996, Mr. Kaloudis was a student at M.I.T.

   Joseph J. Lenz has served as our vice president of international sales since May 2000. From December 1999 to April 2000, Mr. Lenz was the co-founder and president of Intermeasure.com, an e-commerce software company. From September 1995 to December 1999, Mr. Lenz served as the president of CACI Products, a network software company. From 1993 to August 1995, Mr. Lenz served as senior vice president-sales worldwide of CACI Products.

   Eric R. Martin has served as our vice president of R & D sales since April 1999. From January 1998 to March 1999, Mr. Martin served as one of our sales engineers. From September 1995 to September 1997, Mr. Martin was a student and research assistant at M.I.T. From March 1995 to August 1995, Mr. Martin worked as an architectural designer for Liu and Associates (Taiwan), an urban design firm.

   Dennis R. McCoy has served as our corporate counsel since June 2000. From 1990 to May 2000, Mr. McCoy served as associate general counsel for CareFirst BlueCross Blue Shield, a federally-chartered not-for-profit health insurance company.

   Alberto Morales has served as our chief information officer since February 1997 and our vice president of information systems since March 1999. Mr. Morales also served as our director of information systems from February 1997 to March 1999. From July 1995 to February 1997, Mr. Morales served as a software engineer at FGM, a software engineering consulting company. From October 1994 to June 1995, Mr. Morales served as president of Virtesco, Inc., an engineered textiles company.

   Eric S. Nudelman has served as our vice president of engineering applications and training since March 1999. From March 1996 to March 1999, Mr. Nudelman served as our director of training and technical marketing services. From September 1995 to March 1996, Mr. Nudelman served as our assistant director of strategic technical programs. From January 1993 to September 1995, Mr. Nudelman was one of our applications engineers.

   Annukka Piironen has served as our vice president of consulting services since March 1999. From August 1996 to March 1999, Ms. Piironen served as our director of consulting services and director of modeling services. From September 1995 to July 1996, she served as our co-director of model research and development. From April 1994 to September 1995, she was one of our application engineers.

   Michael D. Powers has served as our vice president, solutions group since March 1999. From April 1998 to March 1999, Mr. Powers served as our director of solutions group. From September 1995 to April 1998, Mr. Powers served as our director of maintenance and technical support operations. From June 1992 to September 1995, Mr. Powers was one of our applications engineers.

   David M. Taylor has served as our vice president of technical communications since March 1999. From February 1998 to March 1999, Mr. Taylor served as our director of technical communications. From December 1994 to February 1998, he was one of our technical writers.

   Each executive officer serves at the discretion of the board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers, except that Marc Cohen and Alain Cohen are brothers.

   Pursuant to a shareholders agreement, dated as of September 30, 1997, by and among Summit Ventures IV, L.P., Summit Investors III, L.P., Marc Cohen, Alain Cohen, and us, Summit Ventures IV, L.P. and Summit Investors III, L.P. were given the right to elect one representative to the board of directors. Mr. Evans was elected as the representative of Summit Ventures IV, L.P. and Summit Investors III, L.P. In addition, Marc Cohen, Alain Cohen, Summit Ventures IV, L.P., and Summit Investors III, L.P. were given the right to jointly elect one director who was not one of our employees and also not affiliated with Marc Cohen, Alain Cohen, Summit Ventures IV, L.P., and Summit Investors III, L.P. Dr. Finn was jointly elected by Marc Cohen, Alain Cohen, Summit Ventures IV, L.P., and Summit Investors III, L.P. These rights terminate upon the completion of this offering.

Compensation of Directors

   We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. Following this offering, our non-employee directors will receive automatic annual grants of stock options pursuant to our 2000 director stock option plan. In November 1998, we issued 15,000 shares of common stock to each of Dr. Finn and Mr. Stasior at a purchase price of $2.00 per share, and granted to each of Dr. Finn and Mr. Stasior an option to purchase 30,000 shares of common stock at an exercise price of $2.00 per share.

Board Committees

   The board of directors has established a compensation committee and an audit committee. The compensation committee, which consists of Mr. Evans and Mr. Stasior, reviews executive salaries, administers our bonus, incentive compensation, and stock plans, and approves the salaries and other benefits of our executive officers. In addition, the compensation committee consults with our management regarding our pension and other benefit plans and compensation policies and practices.

   The audit committee, which consists of Mr. Evans, Dr. Finn, and Mr. Stasior, reviews the professional services provided by our independent accountants, the independence of our accountants from our management, our annual financial statements and our system of internal accounting controls. The audit committee also reviews other matters with respect to our accounting, auditing, and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

Election of Directors

   Following this offering, the board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Mr. Evans will serve in the class whose term expires in 2001; Alain Cohen and Dr. Finn will serve in the class of directors whose term expires in 2002; and Marc Cohen and Mr. Stasior will serve in the class of directors whose term expires in 2003. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which that term expires.

Compensation Committee Interlocks and Insider Participation

   We did not have a compensation committee until March 2000. Prior to that time, the entire board of directors performed the function of a compensation committee. No member of our compensation committee is an officer or employee. No interlocking relationships exist between any member of our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Agreements with Executives

   Marc Cohen and Alain Cohen each entered into a non-compete agreement with us on September 30, 1997. Under the agreements, Marc Cohen and Alain Cohen each agreed not to compete with us during the term of his employment and, in the event that his employment with us is terminated either at his voluntary election or by us for good cause, for a period of 12 months thereafter. In addition, Marc Cohen and Alain Cohen agreed not to solicit our employees or customers on behalf of any competitor during the same period. Also, Marc Cohen and Alain Cohen each agreed to protect our confidential information during his employment, except as appropriate in the performance of his duties, and after the termination of his employment.

   Mr. Cathey serves as our senior vice president of engineering pursuant to the terms of an employment agreement dated December 4, 1995. The agreement expires on December 4, 2001. Pursuant to the terms of the agreement, Mr. Cathey initially received an annual salary of $100,000, subject to periodic increases at our discretion. Mr. Cathey's salary for fiscal 1999 was $142,155. Under the agreement, Mr. Cathey agreed not to compete with us during the term of his employment and for 18 months after termination of his employment.
Mr. Cathey also agreed not to solicit our employees or customers during the same period.

   We have entered into change-in-control agreements with Mr. Cathey, Mr. Greeves, our senior vice president of finance and chief financial officer, and Mr. Singh, our senior vice president of engineering, model research and development. Pursuant to the terms of each agreement, if, during the one-year period after a change in control of OPNET, we terminate the executive's employment without cause or if the executive resigns within 90 days after we diminish his position, authority, or responsibilities, reduce his annual base salary or benefits, or relocate him, the executive will be entitled to:

  . a lump sum payment equal to the sum of his highest annual salary and highest annual bonus received during the five-year period preceding the change in control; and

  .  continued employee benefits coverage for 12 months.

Each of the change-in-control agreements expire on the first to occur of March 31, 2003, if a change in control has not occurred prior to that date, or the date 12 months after the occurrence of a change in control. In addition, if not previously terminated, each agreement will be automatically extended for additional one year terms unless we notify the executive that the agreement will not be extended.

   We have also entered into nondisclosure, non-compete, nonsolicitation and ownership of inventions agreements with Messrs. Greeves and Singh, under which each executive has agreed to protect our confidential information during and after the termination of his employment, and not to compete with us during the term of his employment and for 12 months after termination of his employment.

Executive Compensation

   The table below sets forth, for the years ended March 31, 1999 and 2000, the cash compensation earned and shares underlying options granted to our chairman of the board and chief executive officer and each of the other four executive officers who received annual compensation in excess of $100,000 for the fiscal year ended March 31, 2000, collectively referred to as the named executive officers.


                          Summary Compensation Table

                                                   Compensation
                                                   Awards Long-
                                                       term
                                       Annual      ------------
                                    Compensation      Shares
         Name and          Fiscal ----------------  Underlying     All Other
    Principal Position      Year   Salary   Bonus    Options    Compensation(1)
    ------------------     ------ -------- ------- ------------ ---------------
Marc A. Cohen.............  1999  $156,000     --        --         $3,000
  Chairman of the board     2000   120,000 $70,000       --          3,000
  and chief executive
  officer
Alain J. Cohen............  1999   156,000     --        --          3,000
  President and chief
   technology officer       2000   120,000  70,000       --          3,000
George M. Cathey..........  1999   142,155  27,296    15,000         3,000
  Senior vice president of
   engineering              2000   155,460  26,878    15,000         3,000
Joseph F. Greeves.........  1999    44,551   1,042   128,206           --
  Senior vice president of  2000   157,875  70,000       --          3,000
  finance and chief
  financial officer
Pradeep K. Singh..........  1999    95,000  39,521       --          3,000
  Senior vice president of  2000   123,333  41,563       --          3,000
  engineering, model
  research and development

--------
(1) Represents amounts contributed by us under our 401(k) plan.

   In March 2000, the board of directors increased the annual salary of each of Marc Cohen and Alain Cohen to $200,000. In June 2000, the board of directors granted options to purchase up to 75,000 shares of common stock to each of Marc Cohen and Alain Cohen, up to 37,500 shares of common stock to Mr. Greeves, and up to 30,000 shares of common stock to Mr. Singh.

Stock Options

   The table below contains information concerning the grant of options to purchase shares of our common stock to each of the named executive officers during the year ended March 31, 2000. The percentage of total options granted to employees set forth below is based on an aggregate of shares subject to options granted to our employees in fiscal 2000.

                       Option Grants in Last Fiscal Year

                                                                                       Potential Realizable
                                                                                         Value at Assumed
                                                                                          Annual Rates of
                                                                                      Stock Price Appreciation
                                              Individual Grants                          for Option Term(2)
                         ----------------------------------------------------------- -------------------------
                         Number of    Percent of
                         Securities      Total                Fair Market
                         Underlying Options Granted Exercise   Value on
                          Options   To Employees in   Price     Date of   Expiration
          Name            Granted     Fiscal Year   Per Share  Grant(1)      Date      0%       5%      10%
          ----           ---------- --------------- --------- ----------- ---------- ------- -------- --------
Marc A. Cohen...........      --          --            --         --           --       --       --       --
Alain J. Cohen..........      --          --            --         --           --       --       --       --
George M. Cathey........   15,000         5.8%        $4.00      $7.60    1/20/2010  $54,000 $125,694 $235,687
Joseph F. Greeves.......      --          --            --         --           --       --       --       --
Pradeep K. Singh........      --          --            --         --           --       --       --       --

--------
(1) As determined by the board of directors.
(2) The potential realizable value is calculated based on the term of the option at the time of grant. Stock price appreciation of 0%, 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 0%, 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

   The table below sets forth information for each of the named executive officers with respect to options to purchase common stock exercised during the year ended March 31, 2000 and the value of options outstanding as of March 31, 2000.

        Aggregate Option Exercises in the Year Ended March 31, 2000 and
                  Fiscal Year-End Option Holdings and Values

                                                      Number of Securities
                                                     Underlying Unexercised   Value of Unexercised In-
                                                     Options at Fiscal Year-    The-Money Options at
                                                               End                 Fiscal Year-End
                                                    ------------------------- -------------------------
                         Shares Acquired   Value
          Name             on Exercise    Realized  Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- ---------- ----------- ------------- ----------- -------------
Marc A. Cohen...........         --             --      --             --         --              --
Alain J. Cohen..........         --             --      --             --         --              --
George M. Cathey........     165,000     $1,166,390     --          45,000        --       $  308,000
Joseph F. Greeves.......      32,051        196,579     --          96,155        --          756,415
Pradeep K. Singh........       7,500         17,710     --         142,500        --        1,280,980

   There was no public trading market for our common stock as of March 31, 2000. Accordingly, as permitted by the rules of the Securities and Exchange Commission, we have calculated the value of unexercised in-the-money options at fiscal year-end on the basis of the fair market value of our common stock as of March 31, 2000 of $9.33 per share, as determined by the board of directors, less the aggregate exercise price.

Stock and Benefit Plans

   Amended and Restated 1993 Incentive Stock Option Plan

   Our original stock option plan provided for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code. As of June 30, 2000, options to purchase 2,155,287 shares of common stock were outstanding under the 1993 plan. The 1993 plan provides that, in the event of a merger, liquidation or other acquisition event, our board of directors must provide that all outstanding options or other stock-based awards under the 1993 plan be assumed or substituted for by the acquiror. If any of these events constitutes a change in control, and if within one year of the change of control, the optionee's employment is terminated without cause or the optionee leaves for good reason, then the assumed or substituted options will be immediately exercisable in full. Following this offering, our board of directors has provided that no additional grants will be made under the 1993 plan.

   2000 Stock Incentive Plan

   Our 2000 stock incentive plan was adopted by our board of directors in March 2000 and approved by our stockholders in July 2000. Up to 2,250,000 shares of our common stock, subject to adjustment in the event of stock splits and other similar events, were reserved for issuance under the 2000 plan. To date, we have not granted any options under the 2000 plan.

   The 2000 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock-based awards.

   Our officers, employees, directors, consultants and advisors and those of our subsidiaries are eligible to receive awards under the 2000 plan. Under present law, however, incentive stock options may only be granted to employees.

   Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price, subject to the terms and conditions of the option grant. We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power. The 2000 plan permits our board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender of shares of common stock to us, or by any combination of the permitted forms of payment.

   Our board of directors administers the 2000 plan. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 plan and to interpret its provisions. It may delegate authority under the 2000 plan to one or more committees of the board of directors and, in limited circumstances, to one or more of our executive officers. Our board of directors has authorized the compensation committee to administer the 2000 plan, including the granting of options to our executive officers. Subject to any applicable limitations contained in the 2000 plan, our board of directors, our compensation committee or any other committee or executive officer to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

  . the number of shares of common stock covered by options and the dates upon which such options become exercisable;

  . the exercise price of options;

  . the duration of options; and

  . the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

   In the event of a merger, liquidation or other acquisition event, our board of directors must provide that all outstanding options or other stock-based awards under the 2000 plan be assumed or substituted for by the acquiror. If any of these events constitutes a change in control, and if within one year of the change of control, the optionee's employment is terminated without cause or the optionee leaves for good reason, then the assumed or substituted options will be immediately exercisable in full.

   No award may be granted under the 2000 plan after March 2010, but the vesting and effectiveness of awards granted before those dates may extend beyond those dates. Our board of directors may at any time amend, suspend or terminate the 2000 plan.

   2000 Director Stock Option Plan

   Our 2000 director stock option plan was adopted by our board of directors in March 2000 and approved by our stockholders in July 2000. Under the director stock option plan, directors who are not our employees will be eligible to receive non-statutory options to purchase shares of our common stock. A total of 225,000 shares of our common stock may be issued upon the exercise of options granted under the director stock option plan.

   Under the terms of the director stock option plan:

  . each person serving as a non-employee director upon completion of this offering will be granted an option to purchase 15,000 shares of our common stock;

  . each person who first becomes a non-employee director after the completion of this offering will be granted an option on the date of his or her election to purchase a number of shares of common stock calculated by multiplying 1,250 by the number of full calendar months remaining from the date of his election until the first anniversary of the last annual stockholders meeting; and

  . each non-employee director will receive an option to purchase 15,000 shares of our common stock following each annual meeting of our stockholders commencing with the 2001 annual meeting of stockholders.

   These options vest immediately in full upon the option grant date. The exercise price per share of all options will equal the fair market value per share of our common stock on the option grant date, which in the case of the options to be granted upon completion of this offering will be deemed to be the initial public offering price per share in this offering. Each grant under the director stock option plan will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of service.

   2000 Employee Stock Purchase Plan

   Our 2000 employee stock purchase plan was adopted by our board of directors in March 2000 and approved by our stockholders in July 2000. The purchase plan authorizes the issuance of up to a total of 450,000 shares of our common stock to participating employees.

   All of our employees, including our directors who are employees, and all employees of any participating subsidiaries, whose customary employment is more than 20 hours per week and for more than five months in any calendar year, are eligible to participate in the purchase plan once they have been employed by us or any subsidiary for a six month period. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of our stock or that of any subsidiary are not eligible to participate.

   On the first day of a designated payroll deduction period, or offering period, we will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of our common stock as follows: the employee may authorize up to a maximum of 10% of his or her base pay to be deducted by us from his or her base pay during the offering period. On the last day of this offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option price is an amount equal to 85% of the closing price, as defined in the purchase plan, per share of our common stock on either the first day or the last day of the offering period, whichever is lower. The first offering period under the purchase plan will commence on the first day of the fiscal quarter beginning after the completion of this offering. In no event may an employee purchase in any one offering period a number of shares that exceeds the number of shares determined by dividing $25,000 by the average market price of a share of our common stock on the commencement date of the offering period.

Our compensation committee may, in its discretion, choose an offering period of 12 months or less for each offering and choose a different offering period for each offering.

   An employee who is not a participant on the last day of the offering period is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. An employee's rights under the purchase plan terminate upon voluntary withdrawal from the purchase plan at any time, or when the employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has a right to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

   Because participation in the purchase plan is voluntary, we cannot now determine the number of shares of our common stock to be purchased by any of our current executive officers, by all of our current executive officers as a group or by our non-executive employees as a group. Marc Cohen and Alain Cohen are not eligible to participate in the purchase plan.

   401(k) Plan

   In August 1993, we adopted an employee savings and retirement plan qualified under Section 401 of the Internal Revenue Code and covering all of our employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. We make matching contributions to the 401(k) plan, and may make discretionary and extra contributions in amounts determined annually by our board of directors. We contributed amounts to our 401(k) plan totaling approximately $92,000 in fiscal 1998, $140,000 in fiscal 1999, and $236,000 in fiscal 2000.

                          RELATED PARTY TRANSACTIONS

Stock Purchases by Affiliates and Related Matters

   In September 1997, we issued and sold shares of series A convertible preferred stock as set forth below at a purchase price of $48.40 per share. Upon completion of this offering, each share of series A convertible preferred stock will automatically convert into 15.015 shares of common stock.

                                                    Number of Shares of Series A
   Name of Investor                                 Convertible Preferred Stock
   ----------------                                 ----------------------------
   Summit Ventures IV, L.P.........................           138,422
   Summit Investors III, L.P.......................             6,218

   Mr. Evans, one of our directors, is a partner of Summit Partners L.P. Summit Partners is the general partner of the general partner of each of Summit Ventures IV, L.P. and Summit Investors III, L.P.

   In October 1997, we repurchased shares of common stock from Marc Cohen, Alain Cohen, and Mr. Cathey as set forth below at a purchase price of $3.23 per share. Marc Cohen is our chairman of the board and chief executive officer, Alain Cohen is our president and chief technology officer and a director, and Mr. Cathey is our senior vice president of engineering.

                                                             Number of Shares of
   Name of Stockholder                                           Common Stock
   -------------------                                       -------------------
   Marc A. Cohen............................................       312,495
   Alain J. Cohen...........................................       450,000
   George M. Cathey.........................................        45,000

   In November 1998, we issued and sold 15,000 shares of common stock to each of Dr. Finn and Mr. Stasior at a purchase price of $2.00 per share, and granted to each of Dr. Finn and Mr. Stasior an option to purchase 30,000 shares of common stock at an exercise price of $2.00 per share. Dr. Finn and Mr. Stasior are members of our board of directors.

Option Amendment and Loan to Executive Officer

   On January 20, 2000, we amended Mr. Cathey's option agreement to purchase 150,000 shares of common stock at $0.13 per share, which was not then exercisable, in order to make it immediately exercisable. Mr. Cathey then exercised the option in full on that date and borrowed $231,024 from us to pay income taxes incurred by him upon purchasing the shares under the option, as evidenced by a promissory note. The note bears interest at an annual rate of 6.0%, and all principal and accrued interest payable under the note is due on the first anniversary of this offering. We have agreed to make additional loans to Mr. Cathey, which will also be evidenced by promissory notes, if it is subsequently determined that he owes additional taxes in connection with the purchase of the shares. Any subsequent notes will also bear interest at an annual rate of 6.0%, and all principal and accrued interest payable under the notes will be due on the earlier of the second anniversary of the date of issuance of the note or the first anniversary of this offering. The loan, and any subsequent loans, are recourse to Mr. Cathey and are secured by the shares of common stock that he purchased upon the exercise of the option. The balance of principal and interest outstanding under these loans was $231,024 and $6,190, as of June 30, 2000.

Policy on Future Transactions

   Our board of directors has adopted the policy that all future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates, will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors on the board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding beneficial ownership of our common stock as of June 30, 2000, assuming the conversion of all our outstanding redeemable convertible preferred stock, by:
  . each person who beneficially owns more than 5% of the outstanding shares of our common stock;
  .  each of our directors;
  .  each of the named executive officers; and
  .  all of our directors and executive officers as a group.

   The percentages shown are based on 13,306,616 shares of common stock outstanding as of June 30, 2000 and 17,306,616 shares of common stock outstanding after this offering, including the 4,000,000 shares that are being offered for sale by us in this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 2000. The shares issuable under those options are treated as if they were outstanding for computing the percentage ownership of the person holding those options but are not treated as if they were outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, the address of each person owning more than 5% of the outstanding shares of common stock is c/o OPNET Technologies, Inc., 3400 International Drive, N.W., Washington, D.C. 20008.

                                                               Percentage of
                                                               Common Stock
                                                               Beneficially
                                                                   Owned
                                                             -----------------
                                         Shares Beneficially Prior to  After
Beneficial Owner                                Owned        Offering Offering
----------------                         ------------------- -------- --------
Summit Ventures IV, L.P.(1).............      2,171,769        16.3%    12.5%
  600 Atlantic Avenue
  Boston, MA 02210
Marc A. Cohen...........................      3,430,005        25.8     19.8
Alain J. Cohen..........................      5,497,500        41.3     31.8
George M. Cathey(2) ....................        431,250         3.2      2.5
Joseph F. Greeves.......................         32,051           *        *
Pradeep K. Singh........................         30,000           *        *
Bruce R. Evans(3).......................      2,171,769        16.3     12.5
Steven G. Finn..........................         30,000           *        *
William F. Stasior......................         30,000           *        *
All executive officers and directors as
 a group (8 persons)....................     11,652,575        87.6     67.3

--------
 * Less than 1% of the outstanding common stock.
(1) Includes 93,363 shares of common stock held by Summit Investors III, L.P. Summit Partners, LLC is the general partner of Summit Partners IV, L.P., which is the general partner of Summit Ventures IV, L.P. Summit Partners, LLC has voting and dispositive authority over the shares held by Summit Ventures IV, L.P. and Summit Investors III, L.P. The members of Summit Partners, LLC are Gregory M. Avis, Peter Y. Chung, Bruce R. Evans,
    Thomas F. Farb, Walter G. Kortschak, Martin J. Mannion, Kevin P. Mohan, Thomas S. Roberts, E. Roe Stamps, IV, Joseph F. Trustey, and Stephen G. Woodsum.
(2) Includes 45,000 shares of common stock held of record by each of The George M. Cathey Retained Annuity Trust #1 and The George M. Cathey Retained Annuity Trust #2.
(3) Consists of 2,078,406 shares of common stock held by Summit Ventures IV, L.P. and 93,363 shares of common stock held by Summit Investors III, L.P. Summit Partners, LLC is the general partner of Summit Partners IV, L.P., which is the general partner of Summit Ventures IV, L.P. Summit Partners, LLC, has voting and dispositive authority over the shares held by Summit Ventures IV, L.P. and Summit Investors III, L.P. Mr. Evans does not have voting or dipositive authority over the shares held by Summit Ventures IV, L.P. and Summit Investors III, L.P. and disclaims beneficial ownership of these shares.

                         DESCRIPTION OF CAPITAL STOCK

   Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share. The following is a summary of the material features of our capital stock. For more detail, please see our amended and restated certificate of incorporation and amended and restated by-laws to be effective after the completion of this offering, filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

   As of June 30, 2000, after giving effect to the automatic conversion of our outstanding redeemable convertible preferred stock, there were 13,306,616 shares of common stock outstanding held by 30 stockholders of record. Based upon the number of shares outstanding as of that date, there will be 17,306,616 shares of common stock outstanding upon the completion of this offering.

   Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available to pay dividends. Upon our liquidation, dissolution, or winding up, the holders of common stock are entitled to receive ratably all assets after the payment of our liabilities, subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption, or conversion rights. They are not entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid, and nonassessable. The rights, powers, preferences, and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

   At present, there is no established trading market for the common stock. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "OPNT."

Preferred Stock

   Upon the completion of this offering, the board of directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue up to an aggregate of 5,000,000 shares of preferred stock. The preferred stock may be issued in one or more series and on one or more occasions. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as the board of directors may determine. These rights and privileges may include, among others, dividend rights, voting rights, redemption provisions, liquidation preferences, conversion rights and preemptive rights.

   The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire us, or discourage a third party from attempting to acquire us. Upon completion of this offering there will be no shares of preferred stock outstanding, and we do not have any current plans to issue preferred stock after this offering.

Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects

   We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, consolidations, asset sales, and other transactions involving OPNET and an interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

   Our amended and restated certificate of incorporation and amended and restated by-laws to be effective upon the completion of this offering provide:

  . that the board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

  . that directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote; and

  . that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

   The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire us, which could have the effect of discouraging a third party from attempting to do so.

   Our amended and restated certificate of incorporation and amended and restated by-laws will also provide that:

  . any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

  . special meetings of the stockholders may only be called by the chairman of the board of directors, the president, or by the board of directors.

   Our amended and restated by-laws provide that, in order for any matter to be considered properly brought before a meeting, a stockholder must comply with requirements regarding advance notice to us. These provisions could delay until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent.

   Delaware's corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote to amend or repeal any of the provisions of our amended and restated certificate of incorporation described above. Generally, our amended and restated by-laws may be amended or repealed by a majority vote of the board of directors or the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. To amend our amended and restated by-laws regarding special meetings of stockholders, written actions of stockholders in lieu of a meeting, and the election, removal, and classification of members of the board of directors requires the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

Limitation of Liability and Indemnification

   Our amended and restated certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by the General Corporation Law of Delaware. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper personal benefit from their action as directors.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, we will have 17,306,616 shares of common stock outstanding assuming no exercise of outstanding options. Of these shares, the 4,000,000 shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. All shares of our common stock outstanding prior to this offering are subject to 180-day lock-up agreements described below and may not be sold in the public market prior to the expiration of the lock-up agreements. Morgan Stanley & Co. Incorporated may release the shares subject to the lock-up agreements in whole or in part at any time without prior public notice. However, Morgan Stanley & Co. Incorporated has no current plans to effect such a release. Upon the expiration of the lock-up agreements, approximately 13,306,616 additional shares will be available for sale in the public market, subject in some cases to compliance with the volume and other limitations of Rule 144.

Sales of Restricted Shares

 Days After Date
       of            Approximate Shares
 This Prospectus  Eligible for Future Sale                 Comment
 ---------------  ------------------------                 -------
Upon
 effectiveness..          4,000,000        Freely tradeable; sold in this offering
180 days after
 effectiveness                             Lock-up expires; shares salable
 ...............         13,306,616        under Rule 144, 144(k) or 701

   In general, under Rule 144, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (1) one percent of the then outstanding shares of common stock, or approximately 173,066 shares immediately after this offering, or (2) the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed, provided specified requirements concerning availability of public information, manner of sale and notice of sale have been satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

   Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may resell these shares without compliance with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate.

   Rule 701 provides that currently outstanding shares of common stock acquired under our employee compensation plans may be resold beginning 90 days after the date of this prospectus (1) by persons, other than affiliates, subject only to the manner of sale provisions of Rule 144, and (2) by affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations.

Lock-up Agreements

   Subject to limited exceptions, our executive officers, directors, and stockholders, and most of our optionholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, they will not, during the period ending 180 days after the date of this prospectus, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position, or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exerciseable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or publicly announce their intention to do any of the foregoing. For more information on these restrictions, see "Underwriters."

Stock Options

   As of June 30, 2000, approximately 185,711 shares of common stock were issuable pursuant to vested options or pursuant to other rights granted under our 1993 incentive stock option plan. All of such shares issuable upon the exercise of options that are exercisable within 180 days following this offering are subject to lock-up agreements with the underwriters.

   We intend to file a registration statement on Form S-8 under the Securities Act, following the date of this prospectus, to register up to 5,128,287 shares of common stock issuable under our stock plans and pursuant to outstanding options that are not under our stock plans. This registration statement is expected to become effective upon filing.

Registration Rights

   After this offering, the holders of approximately 11,249,274 shares of common stock and rights to acquire common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. Under the terms of the agreement between us and the holders of these registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of the registration and are entitled to include shares of their common stock in the registration. Additionally, these holders are entitled to demand registration rights pursuant to which they may require us on up to two occasions to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our commercially reasonable best efforts to effect the registration. All of these registration rights are subject to typical conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in the registration and our right not to effect a requested registration within six months following this offering or within three months following any subsequent offering of our securities pursuant to a registration statement filed with the Securities and Exchange Commission.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, FleetBoston Robertson Stephens Inc. and Friedman, Billings, Ramsey & Co., Inc. are acting as representatives, have severally agreed to purchase, and OPNET has agreed to sell to them, severally, the number of shares of common stock indicated below:

                                                                       Number of
Underwriter                                                             Shares
-----------                                                            ---------
Morgan Stanley & Co. Incorporated.....................................
FleetBoston Robertson Stephens Inc....................................
Friedman, Billings, Ramsey & Co., Inc.................................
                                                                       ---------
  Total .............................................................. 4,000,000
                                                                       =========

   The underwriters are offering the shares of common stock subject to their acceptance of the shares from OPNET and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of OPNET's common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and part to dealers at a price that represents a
concession not in excess of $       a share under the public offering price.
Any underwriter may allow, and dealers may reallow, a concession not in excess
of $        a share to other underwriters or to other dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

   OPNET has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 600,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase approximately the same percentage of additional shares of common stock as the number set forth next to the underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total
price to the public would be $         , the total underwriters' discounts and
commissions would be $          and total proceeds to OPNET would be $
 .

   Morgan Stanley Dean Witter Online Inc., an affiliate of Morgan Stanley & Co. Incorporated, is acting as a selected dealer in connection with the offering and will distribute shares of common stock over the Internet to its eligible account holders. In addition, Friedman, Billings, Ramsey & Co., Inc. has agreed to allocate a number of shares to fbr.com for sale to its online brokerage account holders. fbr.com, a division of FBR Investment Services, Inc., is an affiliate of Friedman, Billings, Ramsey & Co., Inc. An electronic prospectus is available on the Web site maintained by fbr.com.

   The underwriters have informed OPNET that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

   OPNET has filed an application for its common stock to be quoted on the Nasdaq National Market under the symbol "OPNT."

   Each of OPNET and its directors, executive officers, and some of its other stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any transaction described above is to be settled by delivery of shares of common stock or other securities, in cash or otherwise.

   The restrictions described in this paragraph do not apply to:

  .  the sale of shares to the underwriters;

  . the issuance by OPNET of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

  . transactions by any person other than OPNET relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is "covered" if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a "naked" short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   OPNET and the underwriters have agreed to indemnify each other against a variety of liabilities, including liabilities under the Securities Act.

   OPNET has agreed to pay its printing, legal, accounting and other expenses relating to the offering, which it estimates to be $1.5 million.

Directed Share Program

   At the request of OPNET, the underwriters have reserved for sale, at the initial offering price, up to 280,000 shares of the common stock offered hereby for OPNET's directors, officers, employees, customers, business associates, and related persons. At OPNET's request, the underwriters have reserved approximately 80,000 of these shares for sale, at the initial public offering price, to Mitsui & Co. LTD. OPNET cannot assure you that any of the reserved shares will be purchased. The number of shares of common stock available for sale to the general public will be reduced to the extent these parties purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Each participant in the directed share program will be required to enter into lock-up arrangements with the underwriters in connection with their purchase of reserved shares.

Pricing of the Offering

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between OPNET and the representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of OPNET and its industry in general, sales, earnings, and certain other financial operating information of OPNET in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of OPNET. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

   The validity of the shares of common stock we are offering will be passed upon for us by Hale and Dorr LLP, Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP, New York, New York.

                                    EXPERTS

   The financial statements as of March 31, 1999 and 2000 and for each of the three years in the period ended March 31, 2000 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the common stock we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are summaries of the material provisions of the contract or document. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. The registration statement may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission's toll-free number is 800-SEC-0330. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Independent Auditors' Report.............................................  F-2
Consolidated Balance Sheets as of March 31, 1999 and 2000................  F-3
Consolidated Statements of Operations for the years ended March 31, 1998,
 1999, and 2000..........................................................  F-4
Consolidated Statements of Cash Flows for the years ended March 31, 1998,
 1999, and 2000..........................................................  F-5
Consolidated Statements of Changes in Stockholders' Equity for the years ended March 31, 1998, 1999 and 2000.....................................  F-6
Notes to Consolidated Financial Statements...............................  F-7

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of OPNET Technologies, Inc.
Washington, D.C.

   We have audited the accompanying consolidated balance sheets of OPNET Technologies, Inc., as of March 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
McLean, Virginia

April 19, 2000, except for note 15 paragraph 1, paragraph 2, paragraphs 3 through 5, and paragraph 6 as to which the dates are June 2, 2000, June 5, 2000, June 10, 2000 and June 27, 2000, respectively.

                            OPNET TECHNOLOGIES, INC.

                          Consolidated Balance Sheets
                     (in thousands, except per share data)

                                                               March 31, 2000
                                                              ------------------
                                                                       Pro Forma
                                                    March 31,          Unaudited
                                                      1999    Actual   (Note 1)
                                                    --------- -------  ---------
                      ASSETS
Current assets:
 Cash and cash equivalents........................   $ 6,414  $ 8,765   $ 8,765
 Accounts receivable, net of $185 and $100 in
  allowance for doubtful accounts at March 31,
  1999 and 2000...................................     3,080    3,119     3,119
 Refundable income taxes..........................       417      476       476
 Deferred offering costs..........................       --       400       400
 Deferred income taxes............................       105      101       101
 Prepaid expenses and other current assets........       167      376       376
                                                     -------  -------   -------
 Total current assets.............................    10,183   13,237    13,237
                                                     -------  -------   -------
Deferred income taxes.............................        31       99        99
Property and equipment, net.......................     1,734    2,272     2,272
Intangible assets, net of $42 and $542 in
 accumulated amortization at March 31, 1999 and
 2000.............................................       958      458       458
Other assets:
 Deposits.........................................        42       62        62
 Loan to officer..................................       --       231       231
 Purchased software, net of accumulated
  amortization of $184 and $223 at March 31, 1999
  and 2000........................................       257      354       354
                                                     -------  -------   -------
  Total assets....................................   $13,205  $16,713   $16,713
                                                     =======  =======   =======
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.................................   $   163  $   170   $   170
 Accrued liabilities..............................     1,129    2,479     2,479
 Deferred revenue.................................     2,085    3,476     3,476
                                                     -------  -------   -------
 Total current liabilities........................     3,377    6,125     6,125
Non-current liabilities:
 Deferred rent....................................        40       30        30
 Deferred revenue.................................       117      142       142
                                                     -------  -------   -------
 Total non-current liabilities....................       157      172       172
Commitments and contingencies (note 8)
Series A redeemable convertible preferred stock,
 par value $0.001--160 shares authorized, 145
 issued and outstanding at March 31, 1999 and 2000
 and no shares issued and outstanding pro forma,
 liquidation preference - $48.40 per share........     6,934    6,948       --
Stockholders' equity:
 Preferred stock--par value $0.001; 400 shares
  authorized; 160 shares designated as Series A
  (above), 145 issued and outstanding.............       --       --        --
 Common stock--par value $0.001; 20,000 shares
  authorized; 16,809, 17,079 and 19,251 shares
  issued at March 31, 1999 and 2000 and March 31,
  2000 pro forma, respectively; 10,681, 10,951 and
  13,123 shares outstanding at March 31, 1999 and
  2000 and March 31, 2000 pro forma,
  respectively....................................        17       17        19
 Additional paid-in capital.......................       166      623     7,569
 Deferred compensation............................       --      (287)     (287)
 Retained earnings................................     6,564    7,125     7,125
 Treasury stock--6,128 shares at March 31, 1999
  and 2000 and March 31, 2000 pro forma ..........    (4,010)  (4,010)   (4,010)
                                                     -------  -------   -------
 Total stockholders' equity.......................     2,737    3,468    10,416
                                                     -------  -------   -------
  Total liabilities and stockholders' equity......   $13,205  $16,713   $16,713
                                                     =======  =======   =======

                See notes to consolidated financial statements.

                            OPNET TECHNOLOGIES, INC.

                     Consolidated Statements of Operations
                     (in thousands, except per share data)

                                                     Year Ended March 31,
                                                    -------------------------
                                                     1998     1999     2000
                                                    -------  -------  -------
Revenues:
  Software licenses................................ $ 7,875  $ 6,715  $10,577
  Services.........................................   4,054    5,288    8,658
                                                    -------  -------  -------
    Total revenues.................................  11,929   12,003   19,235
                                                    -------  -------  -------
Cost of revenues:
  Software licenses................................     435      133      728
  Services.........................................     980    1,249    2,875
                                                    -------  -------  -------
    Total cost of revenues.........................   1,415    1,382    3,603
                                                    -------  -------  -------
Gross profit.......................................  10,514   10,621   15,632
Operating expenses:
  Research and development.........................   3,190    4,850    5,696
  Sales and marketing..............................   3,398    4,056    7,510
  General and administrative.......................   1,336    1,984    2,093
                                                    -------  -------  -------
    Total operating expenses.......................   7,924   10,890   15,299
                                                    -------  -------  -------
Income (loss) from operations......................   2,590     (269)     333
Interest and other income..........................     319      376      414
                                                    -------  -------  -------
Income before provision (benefit) for income
 taxes.............................................   2,909      107      747
Provision (benefit) for income taxes...............   1,134     (100)     172
                                                    -------  -------  -------
Net income ........................................   1,775      207      575
Accretion of transaction costs on redeemable
 convertible preferred stock.......................      (9)     (14)     (14)
                                                    -------  -------  -------
Net income applicable to common shares............. $ 1,766  $   193  $   561
                                                    =======  =======  =======
Basic net income applicable per common share....... $   .16  $   .02  $   .05
                                                    =======  =======  =======
Diluted net income per common share................ $   .14  $   .02  $   .04
                                                    =======  =======  =======

                See notes to consolidated financial statements.

                            OPNET TECHNOLOGIES, INC.

                     Consolidated Statements of Cash Flows
                                 (in thousands)

                                                      Year Ended March 31,
                                                     -------------------------
                                                      1998     1999     2000
                                                     -------  -------  -------
Cash flows from operating activities:
 Net income .......................................  $ 1,775  $   207  $   575
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Accreted income on investments..................       (6)     --       --
   Expense related to employee stock options.......      --       --        36
   Depreciation and amortization...................      346      568    1,229
   Write-off of property and software..............       48        3      --
   Deferred income taxes...........................      (41)    (414)     (64)
   Changes in assets and liabilities:
     Accounts receivable...........................      (42)    (939)     (39)
     Loans to employees............................      --       --      (231)
     Prepaid expenses and other current assets.....     (105)      46     (209)
     Refundable income taxes.......................     (330)     (38)     (59)
     Deposits......................................      (15)     --       (20)
     Accounts payable..............................      (10)      54        7
     Accrued liabilities...........................      157      434    1,496
     Deferred revenue..............................      522      399    1,416
     Deferred rent.................................       (5)      (8)     (10)
                                                     -------  -------  -------
      Net cash provided by operating activities....    2,294      312    4,127
                                                     -------  -------  -------
Cash flows from investing activities:
 Maturities of securities available for sale.......      193      206      --
 Purchase of intangibles...........................      --      (500)    (500)
 Purchase of software..............................     (102)    (184)    (197)
 Proceeds from sale of property and equipment......      --         2      --
 Purchase of property and equipment................     (884)    (713)  (1,167)
                                                     -------  -------  -------
      Net cash used in investing activities........     (793)  (1,189)  (1,864)
                                                     -------  -------  -------
Cash flows from financing activities:
 Net proceeds from sale of redeemable convertible
  preferred stock..................................    6,911      --       --
 Purchase of treasury stock........................   (3,363)     --       --
 Proceeds from sale of common stock................      --        60      --
 Proceeds from exercise of common stock options....      --         4      134
 Costs incurred for intended initial public
  offering.........................................      --       --       (46)
                                                     -------  -------  -------
      Net cash provided by financing activities....    3,548       64       88
                                                     -------  -------  -------
Net increase (decrease) in cash and cash
 equivalents.......................................    5,049     (813)   2,351
Cash and cash equivalents, beginning of year.......    2,178    7,227    6,414
                                                     -------  -------  -------
Cash and cash equivalents, end of year.............  $ 7,227  $ 6,414  $ 8,765
                                                     =======  =======  =======
Supplemental disclosure of cash flow information:
 Cash paid during the year for income taxes........  $ 1,502  $   353  $   566
                                                     =======  =======  =======
Supplemental disclosure of non cash activities:
 Obligation assumed for acquired intangibles.......  $   --   $   500  $   --
                                                     =======  =======  =======
 Accrued offering costs............................  $   --   $   --   $   354
                                                     =======  =======  =======

                See notes to consolidated financial statements.

                            OPNET TECHNOLOGIES, INC.
           Consolidated Statements of Changes in Stockholders' Equity
                                 (in thousands)

                                Common Stock                   Treasury Stock
                          ------------------------- Additional --------------                            Total
                          Shares   Shares            Paid-In                     Deferred   Retained Stockholders'
                          Issued Outstanding Amount  Capital   Shares Amount   Compensation Earnings    Equity
                          ------ ----------- ------ ---------- ------ -------  ------------ -------- -------------
Balance, April 1, 1997..  16,759   11,674     $17     $  102   5,085  $  (647)    $ --       $4,605     $ 4,077
 Net income.............                                                                      1,775       1,775
 Purchase of treasury
  stock.................           (1,043)                     1,043   (3,363)                           (3,363)
 Accretion of
  transaction costs on
  redeemable
  convertible preferred
  stock ................                                                                         (9)         (9)
                          ------   ------     ---     ------   -----  -------     -----      ------     -------
Balance, March 31,
 1998...................  16,759   10,631      17        102   6,128   (4,010)      --        6,371       2,480
 Net income.............                                                                        207         207
 Share options
  exercised.............      20       20                  4                                                  4
 Common shares issued...      30       30                 60                                                 60
 Accretion of
  transaction costs on
  redeemable convertible
  preferred stock.......                                                                        (14)        (14)
                          ------   ------     ---     ------   -----  -------     -----      ------     -------
Balance, March 31,
 1999...................  16,809   10,681      17        166   6,128   (4,010)      --        6,564       2,737
 Net income ............                                                                        575         575
 Share options
  exercised.............     270      270                134                                                134
 Deferred compensation
  on employee stock
  options...............                                 323                       (323)                    --
 Amortization of
  deferred compensation
  on employee stock
  options...............                                                             36                      36
 Accretion of
  transaction costs on
  redeemable convertible
  preferred stock.......                                                                        (14)        (14)
                          ------   ------     ---     ------   -----  -------     -----      ------     -------
Balance, March 31,
 2000...................  17,079   10,951      17        623   6,128   (4,010)     (287)      7,125       3,468
Pro forma conversion of
 redeemable convertible
 preferred stock to
 common stock
 (unaudited)............   2,172    2,172       2      6,946                                              6,948
                          ------   ------     ---     ------   -----  -------     -----      ------     -------
Pro forma balance,
 March 31, 2000
 (unaudited)............  19,251   13,123     $19     $7,569   6,128  $(4,010)    $(287)     $7,125     $10,416
                          ======   ======     ===     ======   =====  =======     =====      ======     =======

                See notes to consolidated financial statements.

                           OPNET TECHNOLOGIES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED MARCH 31, 1998, 1999 AND 2000

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

   The predecessor of OPNET Technologies, Inc. ("OPNET" or the "Company") was incorporated in the State of Maryland in 1986. The Company was incorporated in the State of Delaware in 1988. The Company's predecessor filed articles of dissolution with the State of Maryland in 1990. The Company's wholly owned subsidiary, MIL 3 International Limited, was incorporated in Barbados in June 1998. During fiscal year 2000, the Company changed its name from MIL3, Inc. to OPNET Technologies, Inc.

   The Company provides predictive network management software solutions that enable its customers to optimize the performance and maximize the availability of networks and applications. The Company's product suite consists of three primary software products: OPNET Modeler, OPNET IT DecisionGuru, and OPNET Netbiz. The Company sells its OPNET suite of products to service providers, including telecommunications carriers, Internet service providers, application service providers, large and medium-sized organizations, and network equipment manufacturers. The Company markets its product suite in North America primarily through a direct sales force and, to a lesser extent, several resellers and original equipment manufacturers. Internationally, the Company markets its products primarily through third-party distributors.

  (a) Principles of Consolidation--The financial statements include the results of OPNET Technologies, Inc. and its wholly owned subsidiary, MIL 3 International Limited. All significant intercompany accounts and transactions have been eliminated in consolidation.

  (b) Estimates and Assumptions--The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (c) Cash and Cash Equivalents--The Company considers deposits in banks and all highly liquid investments with an original maturity of three months or less to be cash equivalents. At March 31, 1999 and 2000, the Company's investments consisted of money market accounts with banks and brokerage firms, and overnight reverse repurchase agreements; their carrying amounts approximated fair values.

  (d) Marketable Securities--The Company has classified its marketable securities as available-for-sale, as defined in SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

  (e) Accounts Receivable--Accounts receivable includes $219,000 and $224,000 of unbillable accounts receivable as of March 31, 1999 and 2000, which have been recorded as revenue from fixed-price consulting agreements using the percentage of completion method of accounting.

  (f) Concentration of Credit Risk--Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and accounts receivable. The Company generally does not require collateral on accounts receivable as the majority of its customers are large, well-established companies, or government entities.

    The Company maintains its cash balance at several financial institutions, including a brokerage firm. The Federal Deposit Insurance Corporation insures the bank accounts up to $100,000. Although balances exceed that amount, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk to cash.

  (g) Software Development Costs--Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. The Company considers technological feasibility to be established when all planning, designing, coding, and testing has been completed according to design specifications. After technological feasibility has been established, any additional costs would be

                           OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1998, 1999 AND 2000

     specifications. After technological feasibility has been established, any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Through March 31, 2000, software development has been substantially completed concurrently with the establishment of technological feasibility, and, accordingly, no costs have been capitalized to date.

  (h) Pro Forma Presentation--Under the terms of the Company's agreements with the holders of the redeemable convertible preferred stock (See
      Note 6), all of such preferred stock will be converted automatically into shares of common stock upon the closing of the Company's initial public offering. The pro forma balance sheet information at March 31, 2000 reflects the conversion of the Series A stock into 2,171,769 shares of common stock as if the conversion occurred on March 31, 2000.

  (i) Purchased Software--Purchased software is amortized on a straight-line basis, generally over five years. Amortization expense for fiscal years 1998, 1999 and 2000 was $44,000, $76,000 and $100,000, respectively.

  (j) Property and Equipment--Property and equipment are stated at cost. Depreciation on property and equipment is computed on a straight-line basis over the estimated useful lives of the assets, generally ranging from five to seven years. Leasehold improvements are depreciated over the shorter of the estimated useful life of the assets or the term of the related lease. Repairs and maintenance are expensed as incurred; major improvements and betterments are capitalized.

  (k) Intangible Assets--Intangible assets consist of marketing support rights that were acquired from another company under a two-year contract. These costs are being amortized over the two-year contract period using the straight-line method of amortization.

  (l) Impairment of Long-Lived Assets--The Company reviews its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. In the event an evaluation of recoverability is required, the estimated future undiscounted net cash flows of the assets would be compared to the carrying amounts of the assets to determine if a write-down is required.

  (m) Revenue Recognition--The Company derives revenues principally from two sources, product license fees for the use of the OPNET technology-based software products, primarily OPNET ITDecisionGuru, OPNET Modeler and OPNET Netbiz, and service fees.

     The Company recognizes revenue based on the provisions of Statement of Position ("SOP") No. 97-2, Software Revenue Recognition (as amended by SOP No. 98-4 and SOP 98-9) and SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. Software license revenues consist of license sales of software products and royalty income. For the OPNET ITDecisionGuru and OPNET Modeler products, as well as the sale of additional licenses of the OPNET Netbiz product to existing customers, as no significant modifications to the software are required, software license revenues are recognized upon persuasive evidence of an arrangement, delivery and acceptance of the software, and when collection of a fixed or determinable license fee is considered probable. The initial sale of the OPNET Netbiz product to a new customer requires significant modifications to the software product, and software license revenues are recognized along with consulting fees on a percentage-of-completion basis as the modifications are performed, as described below. Royalty income is derived from the sale of company products by third parties, whereby the third party distributes the product under its own name. The Company receives a stipulated percentage of all such sales. Royalty income is recognized at the time at which the sale is communicated to the Company by the third party. The Company's policy is not to allow returns because it allows its

                           OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1998, 1999 AND 2000

     customers to evaluate the Company's software products before purchases. The Company does not recognize revenue until after customer delivery and acceptance.

     Service revenues consist of fees from maintentance and technical support agreements, consulting services and training. Service revenues from implementation and customization services that are essential to the customer's use of the software are bundled with the software and the entire arrangement is recognized under the percentage-of-completion method. In these circumstances, although both software license revenues and service revenues are recognized using the percentage-of-completion method where vendor-specific objective evidence exists for each element, software license revenues are separated from service revenues and classified accordingly in the statement of operations. Percentage-of-completion is measured by the percentage of implementation and customization hours incurred to date to estimated total implementation hours. In addition, revenues from consulting services are also measured by the relationship of hours incurred to the estimated total hours of the contract. Revisions in estimated hours are reflected in the accounting period in which the required revisions become known. Anticipated losses on contracts are charged to income in their entirety when such losses become evident. Training is provided on a daily-fee basis with revenue recognized as the services are performed. Maintenance agreements provide for technical support and periodic unspecified product upgrades. Maintenance revenue is deferred and recognized on a straight-line basis over the term of the agreement; amounts received in advance of revenue recognition are classified as deferred revenue.

     Where software licenses are bundled with the sale of maintenance or other services, the Company determines vendor-specific objective evidence ("VSOE") for each element of the arrangement. For maintenance, VSOE is based upon the renewal rate for maintenance specified in each contract, which is also included on the Company's price list. For software, VSOE is based upon the Company's standard price list, which specifies prices applicable to each level of volume purchased and which are applicable when the products are sold separately. VSOE for consulting and implementation services is based upon the rates charged for these services when sold separately. Discounts are applied proportionately to each element included in the arrangement based on each element's fair value without regard to the discount.

     The Company sells off-the-shelf software licenses and maintenance to distributors at a predetermined price. The Company provides technical support and maintenance to the distributors and the distributors provide support to the end customer. Revenue on these sales is recorded in the same manner as all other software license and maintenance sales. These sales are not contingent upon the distributors' resale of the software to the end user.

  (n) Income Taxes--The income tax provision includes income taxes currently payable plus the net change during the year in deferred tax assets or liabilities. Deferred tax assets and liabilities reflect the differences between the carrying value under generally accepted accounting principles and tax basis of assets and liabilities using enacted tax rates for the period in which the difference is expected to reverse.

  (o) Advertising Costs--Advertising costs are expensed as incurred and include $156,000, $373,000 and $533,000 for the fiscal years ended March 31, 1998, 1999 and 2000, respectively.

  (p) Foreign Currency Transactions--Revenues denominated in foreign currencies are translated at the prevailing exchange rate at the time of the transaction. Gain or loss on foreign exchange is reported in the Consolidated Statements of Operations.

                           OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1998, 1999 AND 2000


  (q) Net Income Per Share--Basic net income per share has been computed using the weighted average number of common shares outstanding during the period; diluted net income per share includes dilutive stock options and convertible preferred stock.

  (r) Stock-Based Compensation--In 1993, the Company instituted an Incentive Stock Option Plan (the "1993 Plan"), intended to qualify as such under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended. In addition, during fiscal year 1999, the Company began issuing nonqualified stock options. The Company grants stock options for a fixed number of shares to employees, with an exercise price not less than the fair market value of the shares, as determined by the 1993 Plan committee, on the date of the grant.

    The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). As permitted by SFAS 123, the Company accounts for stock-based compensation in accordance with APB Opinion No. 25, and accordingly, recognizes compensation expense for fixed stock option grants only when the exercise price is less than the fair value of the shares on the date of the grant. Pro forma net income and pro forma net income per share disclosures are provided for employee stock option grants made in fiscal years 1998, 1999 and 2000 as if the fair-value-based method defined in SFAS 123 had been applied (see Note 10).

  (s) Redeemable Convertible Preferred Stock--The Company accretes the increase in the redemption value of its Series A redeemable convertible preferred stock through a charge to retained earnings based upon the redemption dates prescribed in the Amended and Restated Certificate of Incorporation. The period of accretion began on the September 1997 issuance date and ends on the prescribed redemption dates beginning October 2002 and continuing through October 2005.

  (t) Reclassifications--Certain reclassifications have been made to the prior-year financial statements to conform to the current-year presentation.

  (u) Recently Issued Accounting Pronouncements--In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. As amended by Statement of Financial Accounting Standard No. 137, this standard will be effective for the Company for the fiscal years and quarters beginning after March 31, 2001, and requires that an entity recognize all qualifying derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company has not completed the process of evaluating the impact of this statement and is therefore unable to disclose the potential impact that implementing SFAS No. 133 will have on its financial position or results of operations.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101--Revenue Recognition in Financial Statements. This SAB expresses the SEC's views on applying generally accepted accounting principles to revenue recognition in financial statements. The Company does not expect the application of this SAB to have a material impact on its financial statements.

    In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25." With the exception of certain provisions which require earlier application, this interpretation is effective for all applicable transactions beginning July 1, 2000. The Company does not expect that the adoption of this Interpretation will have a material impact on its financial statements.

                           OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1998, 1999 AND 2000

2. INTANGIBLE ASSETS

   Under the terms of an agreement, effective March 1, 1999, the Company acquired a new distribution channel and rights to a royalty stream, as well as marketing support rights, from another company, for $1.0 million. The agreement is for a two-year period and may be extended by mutual agreement. The Company paid $500,000 in cash at closing and the balance was paid during fiscal year 2000.

   Under the terms of the agreement, the other company agreed to refund the full $1.0 million if certain conditions are not met. The Company is amortizing the cost over the two-year minimum period, using the straight-line method.

3. PROPERTY AND EQUIPMENT

   At March 31, 1999 and 2000, property and equipment were as follows:

                                                          1999         2000
                                                       -----------  -----------
   Computer equipment................................. $ 2,406,000  $ 2,584,000
   Office furniture and equipment.....................     735,000    1,078,000
                                                       -----------  -----------
     Total............................................   3,141,000    3,662,000
   Less: accumulated depreciation.....................  (1,407,000)  (1,390,000)
                                                       -----------  -----------
   Property and equipment--net........................ $ 1,734,000  $ 2,272,000
                                                       ===========  ===========

   Depreciation expense for fiscal years 1998, 1999, and 2000 was $302,000, $450,000 and $729,000, respectively.

4. ACCRUED LIABILITIES

   Accrued liabilities consisted of the following at March 31, 1999 and 2000:

                                                             1999       2000
                                                          ---------- ----------
   Accrued bonuses....................................... $  331,000 $1,247,000
   Accrued vacation......................................    178,000    278,000
   Accrued contractual payments..........................    500,000        --
   Accrued royalty payments..............................        --     272,000
   Accrued commissions...................................     45,000    206,000
   Accrued offering costs................................        --     354,000
   Other.................................................     75,000    122,000
                                                          ---------- ----------
     Total............................................... $1,129,000 $2,479,000
                                                          ========== ==========

                           OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1998, 1999 AND 2000

5. INCOME TAXES

   The components of the provision for income taxes for the years ended March 31, 1998, 1999 and 2000, were as follows:

                                                  1998       1999       2000
                                               ----------  ---------  --------
   Current provision:
     Federal.................................  $  876,000  $ 238,000  $158,000
     State...................................     299,000     76,000    78,000
                                               ----------  ---------  --------
       Total current provision...............   1,175,000    314,000   236,000
                                               ----------  ---------  --------
   Deferred (benefit) provision:
     Federal.................................     (31,000)  (323,000)  (69,000)
     State...................................     (10,000)   (91,000)    5,000
                                               ----------  ---------  --------
       Total deferred benefit................     (41,000)  (414,000)  (64,000)
                                               ----------  ---------  --------
       Total (benefit) provision for income
        taxes................................  $1,134,000  $(100,000) $172,000
                                               ==========  =========  ========

   At March 31, 1999 and 2000, respectively, the components of the Company's deferred tax assets and deferred tax liabilities were as follows:

                                                             1999       2000
                                                           ---------  ---------
   Deferred tax assets:
     Accrued vacation expense............................. $  44,000  $  68,000
     Deferred revenue.....................................   495,000    361,000
     Deferred rent........................................    14,000      9,000
     Deferred tax credits.................................       --      85,000
     Other temporary differences..........................    92,000     31,000
                                                           ---------  ---------
       Total deferred tax assets..........................   645,000    554,000
                                                           ---------  ---------
   Deferred tax liabilities:
     Cash to accrual conversion...........................  (321,000)  (145,000)
     Accelerated depreciation.............................  (152,000)  (161,000)
     Other temporary differences..........................   (36,000)   (48,000)
                                                           ---------  ---------
       Total deferred tax liabilities.....................  (509,000)  (354,000)
                                                           ---------  ---------
       Net deferred tax assets............................ $ 136,000  $ 200,000
                                                           =========  =========

   The provision for income taxes for fiscal years 1998, 1999 and 2000 differs from the amount computed by applying the statutory U.S. Federal income tax rate to income before taxes as a result of the following:

                                                               1998  1999   2000
                                                               ----  ----   ----
   Statutory U.S. Federal rate................................  34%    34%   34%
     Increase (decrease) in taxes resulting from:
       State income taxes--net of Federal benefit.............   7      7     7
       Tax credits............................................  (3)  (141)  (22)
       Other permanent differences--net.......................   1      7     4
                                                               ---   ----   ---
   Effective tax rate.........................................  39%   (93)%  23%
                                                               ===   ====   ===

                           OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1998, 1999 AND 2000

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK

   On September 30, 1997, the Company entered into a Series A Redeemable Convertible Preferred Stock Purchase Agreement (the "Agreement") with two investors. The Company authorized 160,000 shares of the Series A Redeemable Convertible Preferred Stock (the "Series A Preferred Stock") and issued and sold 144,640 shares, $.001 par value, for $7,000,576. Each holder of Series A Preferred Stock is entitled to vote on all matters to be taken before the stockholders of the Company and is entitled to the number of votes equal to the number of whole shares of Common Stock into which such holder's shares of Series A Preferred Stock could be converted on the record date for the determination of shareholders entitled to vote on such matter.

   Any share of the Series A Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate by the number of shares of Series A Preferred Stock being converted. The Conversion Rate is defined as the quotient obtained by dividing the "Initial Purchase Price" of $48.40 by the Applicable Conversion Value which (after giving effect to the Company's ten-for-one and three-for-two common stock splits) is $3.23 per share at March 31, 2000. The Applicable Conversion Value may be adjusted from time to time upon certain conditions such as sale of Common Stock, issuance of warrants, options, and rights to Common Stock, and extraordinary Common Stock events.

   The holders of record of outstanding Series A Preferred Stock shall be entitled to receive, out of any assets of the Company legally available therefore, such dividends as may from time to time be declared by the Company's board of directors. In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution may be made with respect to the Common Stock or any other series of capital stock, holders of each outstanding share of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, an amount equal to the "Initial Purchase Price" of each share of Series A Preferred Stock, as adjusted for any stock split or combination, reclassification, or similar event (as so adjusted the "Liquidation Amount"). The "Initial Purchase Price" per share of the Series A Preferred Stock, as issued as of September 30, 1997, is $48.40.

   The Series A Preferred Stock shall automatically be converted into Common Stock upon the occurrence of a "Qualified Public Offering," which shall mean an underwritten public offering of capital stock of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended, with gross proceeds in excess of $20,000,000 and an offering price per share of such capital stock at least three times the then-existing applicable conversion value of the Series A Preferred Stock.

   At the written election of the holders of more than 50% of the then outstanding shares of Series A Preferred Stock given during the thirty-day period commencing on each of October 1, 2002, 2003, 2004, 2005, the Company shall (1) redeem pro rata from all holders of Series A Preferred Stock within 60 days of its receipt of such election, 25% of the shares of Series A Preferred Stock outstanding on October 1, 1997 or (2) redeem all outstanding shares of Series A Preferred Stock concurrently with the occurrence of a "liquidity event," which is defined as (1) the liquidation, winding up or dissolution of the Company, (2) the sales of all or substantially all of the assets of the Company, or (3) the merger or consolidation of the Company with or into another entity. The redemption amount is based upon the Liquidation Amount for purposes of these redemptions.

   Each outstanding share of Series A Preferred Stock must be redeemed by the Company within the 60-day period following receipt by the Company of written notice from the holders of more than 50% of the outstanding shares of such class, given during the 12 month period commencing on October 1, 2005, at a per share price equal to the higher of (a) the Liquidation Amount, or (b) the fair market value of such share. The fair market

                           OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1998, 1999 AND 2000

value of the Series A Preferred Stock shall be determined by negotiation between the Company and the holders of the Series A Preferred Stock or by an independent appraisal.

   The difference between the carrying amounts of the Series A Preferred Stock of $6,934,000 and $6,948,000 as of March 31, 1999 and 2000, respectively, and the redemption amount of $7,001,000 based upon the liquidation amount, represents the cost of issuance, which is being accreted pro rata over the period beginning on the September 1997 issuance date and ending on the prescribed redemption dates beginning October 2002 and continuing through October 2005.

7. RELATED PARTY TRANSACTIONS

   The Company sells consulting services to a certain customer through another company, which is wholly-owned by one of the executive officers of the Company. Such sales totaled $20,000 during fiscal year 1998, $36,000 during fiscal year 1999 and $98,000 during fiscal year 2000. The Company had no accounts receivable balance due from the other company as of March 31, 1999 and 2000.

8. COMMITMENTS AND CONTINGENCIES

   OPNET leases office space under noncancelable operating leases. The leases for office space contain escalation clauses that provide for increased rentals based primarily on increases in real estate taxes, operating expenses, or the average consumer price index. Total rent expense under all leases for fiscal years 1998, 1999 and 2000 was $525,000, $677,000 and $710,000, respectively.
At March 31, 2000, future minimum lease payments required under noncancelable leases were as follows:

   Year ending March 31,
   ---------------------
   2001............................................................... $547,000
   2002...............................................................   73,000
   2003...............................................................   74,000
   2004...............................................................   76,000
   2005...............................................................   38,000
                                                                       --------
     Total minimum lease payments..................................... $808,000
                                                                       ========

9. RETIREMENT PLAN

   Effective August 1, 1993, OPNET established a 401(k) retirement plan (the "Plan") covering all eligible employees, as defined. Eligible employees who are at least 21 years old may participate. Under the terms of the Plan, participants may defer a portion of their salaries as employee contributions. The Company makes matching contributions, and may make discretionary and extra contributions. Employee contributions and extra contributions made by the Company are 100% vested immediately. In general, matching and discretionary contributions made by the Company vest ratably over a five-year period. The Company's contributions under this Plan for fiscal years 1998, 1999 and 2000 were $92,000, $140,000 and $236,000, respectively.

10. NET INCOME PER COMMON SHARE

   In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No.128, Earnings Per Share. This statement requires dual presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share is to be computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is to reflect the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares for all periods presented.

                           OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1998, 1999 AND 2000

   During fiscal year 1999, the Board of Directors approved a ten-for-one stock split of all of the shares of the common stock of the Company authorized, issued, and outstanding. All shares have been adjusted to reflect this change and to reflect the three-for-two stock split as discussed in Note 15.

   The following is a reconciliation of the amounts used in calculating basic and diluted net income per common share for fiscal years 1998, 1999 and 2000:

                                                 1998       1999       2000
                                              ---------- ---------- ----------
   Income (Numerator):
     Net income applicable to common shares
      (basic)................................ $1,766,000 $  193,000 $  561,000
     Plus:
     Accretion of transaction costs on
      redeemable convertible preferred
      stock..................................      9,000     14,000     14,000
                                              ---------- ---------- ----------
     Net income (diluted).................... $1,775,000 $  207,000 $  575,000
                                              ========== ========== ==========
   Shares (Denominator):
     Weighted average shares outstanding
      (basic)................................ 11,152,635 10,661,006 10,740,287
     Effect of other dilutive securities:
       Options...............................    659,579    795,417  1,455,315
       Redeemable convertible preferred
        stock................................  1,084,800  2,169,600  2,171,769
                                              ---------- ---------- ----------
     Weighted average shares outstanding
      (diluted).............................. 12,897,014 13,626,023 14,367,371
                                              ========== ========== ==========
   Net income per common share:
     Basic net income applicable per common
      share.................................. $      .16 $      .02 $      .05
     Diluted net income per common share..... $      .14 $      .02 $      .04

11. STOCK OPTION PLANS

   The 1993 Incentive Stock Option Plan (the "1993 Plan") provides for the granting of incentive stock options to purchase up to 3,000,000 shares of common stock of the Company. The option price must be equal to or greater than the fair market value, as determined by the 1993 Plan Committee. Options are granted for terms of up to 10 years, and generally vest over periods ranging from one to six years from the date of grant.

   During fiscal year 1999, the Company also granted stock options under three separate nonqualified stock option agreements. These options were granted for a ten-year period and vest over three years.

                           OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1998, 1999 AND 2000

   Option transactions were as follows:

                                                              Weighted Average
                                                    Shares     Exercise Price
                                                   ---------  ----------------
   Options outstanding, March 31, 1997............   521,250       $0.21
     Options granted..............................   820,032        0.87
     Options canceled.............................   (12,000)       0.33
                                                   ---------
   Options outstanding, March 31, 1998............ 1,329,282        0.61
     Options granted..............................   624,976        1.87
     Options exercised............................   (19,500)       0.16
     Options canceled.............................  (123,144)       0.72
                                                   ---------
   Options outstanding, March 31, 1999............ 1,811,614        1.04
     Options granted..............................   260,260        2.57
     Options exercised............................  (270,176)       0.50
     Options canceled.............................   (36,758)       2.28
                                                   ---------
   Options outstanding, March 31, 2000............ 1,764,940        1.32
                                                   =========
   Options exercisable, March 31, 2000............    71,375        1.26
                                                   =========
   Options available for future grant, March 31,
    2000.......................................... 1,173,384
                                                   =========

   At March 31, 2000, options outstanding were as follows:

                                                                           Weighted Average
                                       Number                                 Remaining
       Exercise Price                Outstanding                           Contractual Life
       --------------                -----------                           ----------------
           $0.081                        1,875                                4.00 years
            0.179                       22,500                                5.00
            0.269                      243,750                                6.00
            0.358                      377,640                                4.05
            1.467                      456,405                                5.17
            2.000                      594,520                                6.43
            4.000                       68,250                                9.73

   The Company has computed the pro forma disclosures required under SFAS No. 123 for all stock options granted for the years ended March 31, 1998 and 1999, using the minimum value method permitted by SFAS No. 123 for nonpublic entities. For fiscal year 2000, the Company estimated its volatility based upon the volatility of comparable public companies. The weighted average fair value at date of grant for options granted during fiscal years 1998, 1999 and 2000 was $0.17, $0.29 and $3.01 per share, respectively.

   The weighted average assumptions used for options granted during fiscal years 1998, 1999 and 2000 were as follows:

                                                       1998     1999     2000
                                                      -------  -------  -------
   Risk-free interest rate...........................    6.00%    4.78%    5.90%
   Expected dividend yield...........................    0.00%    0.00%    0.00%
   Expected life..................................... 4 years  4 years  4 years
   Volatility factor.................................     --       --        82%

                           OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1998, 1999 AND 2000

   The pro forma effects of applying SFAS No. 123 for fiscal years 1998, 1999 and 2000 would be as follows:

                                                      1998      1999     2000
                                                   ---------- -------- --------
   Pro forma net income........................... $1,758,000 $174,000 $461,000
   Pro forma net income per share--basic.......... $      .16 $    .02 $    .04
   Pro forma net income per share--diluted........ $      .14 $    .01 $    .03

   At various dates during the year ended March 31, 2000, the Company granted a total of 260,260 options to employees with exercise prices below the estimated fair market value at the dates of grant. The Company recorded compensation expense of $36,000 for the year ended March 31, 2000 resulting in a remaining deferred compensation balance of $287,000 at March 31, 2000.

   On January 20, 2000, the Company accelerated the vesting of an executive officer's options to purchase 150,000 shares of common stock. The vesting was accelerated as a consideration to the officer because the related stock options were initially intended to be incentive stock options, but were actually non-qualified stock options under section 422 of the Internal Revenue Code. Absent this acceleration, management believes that it is unlikely the options would expire unexerciseable. The officer exercised the option in full on that date and borrowed $231,024 from the Company to pay income taxes incurred by him upon purchasing the shares under the option, as evidenced by a promissory note. The Company has agreed to make additional loans to the officer if it is subsequently determined that he owes additional taxes in connection with the purchase of the shares. The current and any subsequent borrowings under this agreement bear interest at an annual rate of 6% and are due on the earlier of the second anniversary of the date of issuance of the note or the first anniversary of this offering. In addition, the note gives full recourse to the Company against all of the officer's assets. The Company fully intends to exercise this recourse if necessary.

   On March 13, 2000, the Board of Directors approved, among other things, resolutions:


   (a) To adopt, subject to stockholder approval, the 2000 Stock Incentive Plan (the "2000 plan") pursuant to which the Company may grant incentive stock options, non-qualified stock options, stock appreciation rights, performance share awards, and restricted and unrestricted stock awards for the purchase of 2,250,000 shares of common stock. The 2000 plan provides that the option price must be equal to or greater than the fair market value, as determined by the Board of Directors. Options are granted for terms of up to 10 years.

   (b) To adopt, subject to stockholder approval, the 2000 Employee Stock Purchase Plan, which provides all eligible employees of the Company, including members of the Board of Directors who are employees, to purchase up to a limited amount of shares, with a total limit of 450,000 shares of common stock of the Company. An employee may authorize a payroll deduction up to a maximum of 10% of his or her compensation during the plan period. The purchase price for each share purchased will be 85% of the closing price of the common stock.

   (c) To adopt, subject to stockholder approval, the 2000 Director Stock Option Plan, which provides for the automatic annual granting of options to purchase stock to Directors of the Company, who are not employees of the Company or any subsidiary of the Company, for up to a total of 225,000 shares of common stock of the Company. The option price must be equal to or greater than the fair market value, as determined by the Board of Directors.

   (d) To make no further grants of options or stock awards under the 1993 Incentive Stock Option Plan upon approval of the 2000 Stock Incentive Plan.

   (e) To issue additional options, with an exercise price equal to the initial public offering price per share in the offering (See Notes 14 and 15).

                           OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1998, 1999 AND 2000

Compensation expense related to stock options for subsequent years is as follows:

   Year ending March 31,
   ---------------------
     2001............................................................. $ 97,000
     2002.............................................................   94,000
     2003.............................................................   70,000
     2004.............................................................   26,000
                                                                       --------
       Total compensation expense..................................... $287,000
                                                                       ========

12. BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

   The Company operates in one industry segment, the development and sale of computer software programs and related services. No single customer accounted for 10% or more of the Company's accounts receivable or revenues as of or for the fiscal years ended March 31, 1998, 1999 or 2000. In addition, there were no sales to any customers within a single country except for the United States where such sales accounted for 10% or more of total revenue. Substantially all assets are held in the United States for the fiscal years ended March 31, 1998, 1999 or 2000.

   Revenues by geographic destination and as a percentage of total revenues for fiscal years 1998, 1999 and 2000 are as follows:

                                             1998         1999         2000
                                          -----------  -----------  -----------
   Geographic Area by Destination
   United States......................... $ 7,864,000  $ 8,572,000  $14,424,000
   International.........................   4,065,000    3,431,000    4,811,000
                                          -----------  -----------  -----------
                                          $11,929,000  $12,003,000  $19,235,000
                                          ===========  ===========  ===========
                                             1998         1999         2000
                                          -----------  -----------  -----------
   Geographic Area by Destination
   United States.........................        65.9%        71.4%        75.0%
   International.........................        34.1         28.6         25.0
                                          -----------  -----------  -----------
                                                100.0%       100.0%       100.0%
                                          ===========  ===========  ===========

                           OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1998, 1999 AND 2000

13. VALUATION AND QUALIFYING ACCOUNTS

   The following table sets forth activity in the Company's accounts receivable reserve accounts:

                                     Balance at                       Balance at
                                     Beginning  Charges to              End of
                                     of Period   Expenses  Deductions   Period
                                     ---------- ---------- ---------- ----------
Year ended -
  March 31, 1998....................  $    --    $    --    $    --    $    --
  March 31, 1999....................       --     185,000        --     185,000
  March 31, 2000....................   185,000     53,000    138,000    100,000

   Deductions represent write-offs of receivables previously reserved.

14. INITIAL PUBLIC OFFERING

   On March 13, 2000, the Board of Directors approved the Company's plan to make a public offering of up to $70,000,000 of common stock.

   To be effective upon closing of the offering, the Board of Directors approved a resolution to increase the authorized capital stock of the Company to 105,160,000 shares, consisting of 100,000,000 shares of common stock, par value $.001 per share, 160,000 shares of Series A redeemable convertible preferred stock, and 5,000,000 shares of undesignated preferred stock, par value $.001 per share.

15. SUBSEQUENT EVENTS

Facilities Lease

   On June 2, 2000, the Company executed a new office lease agreement and plans to relocate its corporate and principal operational offices to Bethesda, Maryland. The Company is scheduled to take possession of the premises, consisting of approximately 60,000 square feet of office space, in December 2000. The lease is for ten years with two five-year renewal options. The first year rent will be approximately $2,267,000 and is subject to escalation based upon a consumer price indexed adjustment of up to 3% each year. The lease also requires the Company to maintain a security deposit of approximately $3,400,000 (in the form of a bank letter of credit, as discussed below), which is subject to annual reductions based upon meeting certain minimum financial requirements.

Stock Options

   On June 5, 2000, the Board of Directors rescinded its March 13, 2000 authorization to grant stock options with an exercise price equal to the initial public offering price (see note 11). Additionally, the Board of Directors authorized the grant of 637,013 stock options to employees at $12 per share, the estimated fair market value of the Company's common stock (following the three-for-two stock split) as determined by the Board of Directors at the date of the grant.

Loan Agreement

   On June 10, 2000, the Company entered into a $5,000,000 line of credit facility, with a commercial bank, which expires on June 10, 2001. The line of credit allows the Company to use the funds for corporate borrowings and issuance of letters of credit up to a maximum of $5,000,000. The Company used the facility to issue a letter of credit for approximately $3,400,000 to satisfy the security deposit requirements for its new corporate office facilities lease, as discussed above.

                           OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1998, 1999 AND 2000

   The outstanding principal balance on the credit facility is payable on June 10, 2001 with interest payable monthly, based on LIBOR plus the applicable margin ranging from 2% to 2.5% as stated in the agreement. The credit facility also has a renewal option for one additional year provided the Company meets certain conditions by the original maturity date.

   The credit facility is collateralized by certain assets of the Company. There are also certain financial ratios and conditions that the Company must maintain under the terms of the loan agreement, as well as certain covenants with which the Company must comply.

Stock Split

   On June 27, 2000, in connection with the Company's contemplated initial public offering of common stock, the Board of Directors approved a three-for-two split of common stock prior to the closing of the offering. All references to the number of common shares and per share amounts have been restated as appropriate to reflect the effect of the split for all periods presented.

[Inside Back Cover]

OPNET Customers

A photograph of an individual looking at a screen shot in the center of the page. Along the left side of the page appear the names of certain customers of
OPNET:

Service Providers
AT&T
AT&T Wireless
Belgacom
Bell Atlantic
Bell Canada
British Telecom
Deutsche Telekom
France Telecom
Inmarsat
INTELSAT
Korea Telecom
MCI WorldCom

NTT
Qwest
SBC Communications
Sprint
Teledesic
Telia

Telstra
UUNET Technologies
Verizon Wireless

Enterprises
Abbott Laboratories
Aerospatiale Matra
Andersen Consulting
Baker Hughes
Boeing
Booz Allen & Hamilton
DaimlerChrysler
Daimler-Benz
DIRECTV
Entergy

IBM Global Services
Internal Revenue Service
NASA
National Semiconductor
NetEffect
Oracle
RR Donnelley
SAP
Spiegel
Texas Utilities

TXV
Visa International

Along the right side of the page appear the names of certain customers of OPNET:

Network Equipment Manufacturers
3Com
Advanced Micro Devices
Alcatel
Ascom
CableLabs
Cisco Systems
E-Systems
Ericsson
FORE Systems
Fujitsu


General Instruments
GTE
Hewlett-Packard
Hughes Electronics
Intel
ITT Industries
Lockheed Martin
Lucent Technologies

Marconi plc
Matsushita Electric Industrial
Motorola
NEC
Network Equipment Technologies
Newbridge Networks
Nokia
Nortel Networks
Philips Electronics
QUALCOMM
Raytheon
Rockwell
Scientific Atlanta
Siemens
ST Microelectronics
Toshiba
TRW

The customers identified here are generally representative of our customer base and have licensed at least $50,000 of our software. No single customer accounted for more than 10% of our total revenues in any of the last three fiscal years.

The OPNET logo appears in the bottom center of the page.

[Outside Back Cover]

OPNET Logo
Optimum Network Performance

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   SEC registration fee............................................. $   20,460
   NASD filing fee..................................................      8,250
   Nasdaq National Market listing fee...............................    100,000
   Printing and engraving expenses..................................    200,000
   Legal fees and expenses..........................................    400,000
   Accounting fees and expenses.....................................    400,000
   Blue Sky fees and expenses (including legal fees)................     25,000
   Transfer agent and registrar fees and expenses...................     10,000
   Miscellaneous....................................................    336,290
                                                                     ----------
     Total.......................................................... $1,500,000
                                                                     ==========

--------
*  To be filed by amendment.

   The Registrant will bear all expenses shown above.

Item 14. Indemnification of Directors and Officers.

   The Registrant's Third Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Restated Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

   Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL including for an unlawful payment of dividend or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, a vote of stockholders or otherwise. The Restated Certificate eliminates the personal liability of directors to the fullest extent permitted by the DGCL and, together with the Registrant's Amended and Restated By-Laws (the "Restated By-Laws"), provides that the Registrant reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Reference is made to the Registrant's Form of Third Amended and Restated Certificate of Incorporation and Form of Amended and Restated By-Laws filed as Exhibits 3.2 and 3.4 hereto, respectively.

   The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Restated Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities.

   The following information regarding the issuance of the Registrant's securities gives effect to a three-for- two stock split of the Registrant's common stock. Since March 1, 1997, the Registrant has issued the following securities that were not registered under the Securities Act as summarized below.

   (a) On September 30, 1997, the Registrant issued and sold an aggregate of 144,640 shares of its series A convertible preferred stock to two accredited investors for an aggregate sale price of $7,000,576. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act for this sale of its series A convertible preferred stock. Upon the completion of this offering, each share of series A convertible preferred stock will automatically convert into 15.015 shares of common stock.

   (b) On November 1, 1998, the Registrant issued and sold 15,000 shares of its common stock to each of Dr. Finn and Mr. Stasior for a purchase price of $30,000. Dr. Finn and Mr. Stasior are members of the Registrant's board of directors. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act for this sale of its common stock.

   (c) Since March 1, 1997, the Registrant has issued options to purchase a total of 2,342,281 shares of common stock at exercise prices ranging from $0.36 to $12.00 per share to employees, consultants and directors pursuant to the Registrant's Amended and Restated 1993 Incentive Stock Option Plan (the "1993 Plan") and pursuant to option agreements that are not under the 1993 Plan, as detailed in the following table:

                                                                     Number of
                                       Number of                      Shares
                                       Shares of                    Issued Upon
                                     Common Stock                   Exercise of
                                      Underlying    Exercise Price Options as of
   Date of Grant                    Options Granted   Per Share    June 15, 2000
   -------------                    --------------- -------------- -------------
   April 1, 1997...................     434,025         $ 0.36           --
   February 15, 1998...............      22,500           0.91           --
   March 31, 1998..................     363,507           1.47           --
   October 1, 1998.................      30,000           1.47           --
   November 1, 1998................      60,000           2.00        30,000
   November 23, 1998...............     128,206           1.47        32,051
   March 21, 1999..................      18,000           2.00           --
   March 31, 1999..................     388,770           2.00        10,250
   June 20, 1999...................     128,507           2.00           --
   July 1, 1999....................      34,253           2.00        11,416
   August 2, 1999..................         750           2.00           --
   November 15, 1999...............      22,500           2.00           --
   January 1, 2000.................      39,750           4.00           --
   January 10, 2000................      13,500           4.00           --
   January 20, 2000................      15,000           4.00           --
   January 24, 2000................       6,000           4.00           --
   June 5, 2000....................     637,013          12.00           --

   The Registrant relied on an exemption provided by Rule 701 under the Securities Act for the issuance of these options.

   The purchasers in each of the above-mentioned transactions represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had access, through employment or other relationships, to information about the Registrant to make an informed investment decision. No underwriters were involved in the foregoing sales of securities.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits:

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1**  Form of Underwriting Agreement
  3.1*   Form of Second Amended and Restated Certificate of Incorporation
  3.2*   Form of Third Amended and Restated Certificate of Incorporation of the
         Registrant, to be filed at the completion of this offering
  3.3*   By-Laws of the Registrant
  3.4*   Form of Amended and Restated By-Laws of the Registrant, to be
         effective upon the completion of this offering
  4.1    Specimen common stock certificate
  4.2*   See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of Incorporation and By-Laws of the Registrant defining the rights of holders of common stock of the Registrant
  5.1**  Opinion of Hale and Dorr LLP
 10.1*   Series A Preferred Stock Purchase Agreement, dated as of September 30,
         1997, by and among the Registrant, Summit Ventures IV, L.P. and Summit
         Investors III, L.P.

 Exhibit
   No.                                 Description
 -------                               -----------
 10.2*   Shareholders Agreement, dated as of September 30, 1997, by and among the Registrant, Summit Ventures IV, L.P., Summit Investors III, L.P.,
         Marc A. Cohen and Alain J. Cohen
 10.3*   Registration Rights Agreement, dated as of September 30, 1997, by and among the Registrant, Summit Ventures IV, L.P., Summit Investors III,
         L.P., Marc A. Cohen and Alain J. Cohen
 10.4*   Stock Repurchase Agreement, dated as of September 30, 1997, by and between the Registrant and Marc A. Cohen
 10.5*   Stock Repurchase Agreement, dated as of September 30, 1997, by and between the Registrant and Alain J. Cohen
 10.6*   Stock Purchase and Option Agreement, dated as of November 1, 1998, between the Registrant and Steven G. Finn
 10.7*   Stock Purchase and Option Agreement, dated as of November 1, 1998, between the Registrant and William F. Stasior
 10.8*   Stock Repurchase Agreement, dated as of September 30, 1997, by and between the Registrant and George M. Cathey
 10.9*   Stock Purchase and Option Agreement, dated as of December 4, 1995, between the Registrant and George M. Cathey, as amended on January 20,
         2000
 10.10*  Amended and Restated 1993 Incentive Stock Option Plan
 10.11*  2000 Stock Incentive Plan
 10.12*  2000 Employee Stock Purchase Plan
 10.13*  2000 Director Stock Option Plan
 10.14*  Employment Agreement, dated as of December 4, 1995, between the
         Registrant and George M. Cathey
 10.15*  Non-competition Agreement, dated as of September 30, 1997, between the
         Registrant and Marc A. Cohen
 10.16*  Non-competition Agreement, dated as of September 30, 1997, between the
         Registrant and Alain J. Cohen
 10.17*  Loan Agreement, dated as of January 20, 2000, between the Registrant and George M. Cathey
 10.18*  Secured Promissory Note, dated as of January 20, 2000, issued by
         George M. Cathey to the Registrant
 10.19*  Form of Change-in-Control Agreement between the Registrant and Joseph
         F. Greeves
 10.20*  Form of Change-in-Control Agreement between the Registrant and Pradeep
         K. Singh
 10.21*  Agreement of Lease, dated as of June 18, 1993, between the Registrant and International Telecommunication Satellite Organization, as amended on October 26, 1994, as amended on April 28, 1995, as amended on
         September 8, 1995, as amended on April 28, 1999, as amended on
         September 7, 1999
 10.22*  Sublease Agreement, dated as of November 1, 1997, between the
         Registrant and WJLA-TV
 10.23*  Form of Change-in-Control Agreement between the Registrant and George
         M. Cathey
 10.24*  Office Lease Agreement, dated May 2000, between the Registrant and
         Street Retail, Inc.
 10.25   Loan Agreement, dated June 10, 2000, between the Registrant and Bank of America, N.A.
 21.1+   Subsidiaries of the Registrant
 23.1    Consent of Deloitte & Touche LLP
 23.2    Consent of Hale and Dorr LLP (included in Exhibit 5.1)
 24.1*   Powers of Attorney
 27.1*   Financial Data Schedule

--------
*  Previously filed.
** To be filed by amendment.

+   Superseding exhibit.

   (b) Financial Statement Schedules:

   All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of the registrant, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on this 21st day of July, 2000.

                                          OPNET TECHNOLOGIES, INC.

                                            By:      /s/ Alain J. Cohen
                                             _________________________________
                                                      Alain J. Cohen
                                                President, Chief Technology
                                                   Officer and Director

               Signature                          Title                Date
               ---------                          -----                ----
                   *                    Chairman of the Board of   July 21, 2000
 ______________________________________  Directors and Chief
             Marc A. Cohen               Executive Officer
                                         (Principal Executive
                                         Officer)

           /s/ Alain J. Cohen           President, Chief           July 21, 2000
 ______________________________________  Technology Officer and
             Alain J. Cohen              Director

         /s/ Joseph F. Greeves          Senior Vice President of   July 21, 2000
 ______________________________________  Finance and Chief
           Joseph F. Greeves             Financial Officer
                                         (Principal Financial
                                         and Accounting Officer)

                   *                    Director                   July 21, 2000
 ______________________________________
             Bruce R. Evans

                   *                    Director                   July 21, 2000
 ______________________________________
             Steven G. Finn

                   *                    Director                   July 21, 2000
 ______________________________________
           William F. Stasior


By:   /s/ Alain J. Cohen
_________________________________
      Alain J. Cohen
      Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1**  Form of Underwriting Agreement
  3.1*   Form of Second Amended and Restated Certificate of Incorporation
  3.2*   Form of Third Amended and Restated Certificate of Incorporation of the
         Registrant, to be filed at the completion of this offering
  3.3*   By-Laws of the Registrant
  3.4*   Form of Amended and Restated By-Laws of the Registrant, to be
         effective upon the completion of this offering
  4.1    Specimen common stock certificate
  4.2*   See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of Incorporation and By-Laws of the Registrant defining the rights of holders of common stock of the Registrant
  5.1**  Opinion of Hale and Dorr LLP
 10.1*   Series A Preferred Stock Purchase Agreement, dated as of September 30,
         1997, by and among the Registrant, Summit Ventures IV, L.P. and Summit
         Investors III, L.P.
 10.2*   Shareholders Agreement, dated as of September 30, 1997, by and among the Registrant, Summit Ventures IV, L.P., Summit Investors III, L.P.,
         Marc A. Cohen and Alain J. Cohen
 10.3*   Registration Rights Agreement, dated as of September 30, 1997, by and among the Registrant, Summit Ventures IV, L.P., Summit Investors III,
         L.P., Marc A. Cohen and Alain J. Cohen
 10.4*   Stock Repurchase Agreement, dated as of September 30, 1997, by and between the Registrant and Marc A. Cohen
 10.5*   Stock Repurchase Agreement, dated as of September 30, 1997, by and between the Registrant and Alain J. Cohen
 10.6*   Stock Purchase and Option Agreement, dated as of November 1, 1998, between the Registrant and Steven G. Finn
 10.7*   Stock Purchase and Option Agreement, dated as of November 1, 1998, between the Registrant and William F. Stasior
 10.8*   Stock Repurchase Agreement, dated as of September 30, 1997, by and between the Registrant and George M. Cathey
 10.9*   Stock Purchase and Option Agreement, dated as of December 4, 1995, between the Registrant and George M. Cathey, as amended on January 20,
         2000
 10.10*  Amended and Restated 1993 Incentive Stock Option Plan
 10.11*  2000 Stock Incentive Plan
 10.12*  2000 Employee Stock Purchase Plan
 10.13*  2000 Director Stock Option Plan
 10.14*  Employment Agreement, dated as of December 4, 1995, between the
         Registrant and George M. Cathey
 10.15*  Non-competition Agreement, dated as of September 30, 1997, between the
         Registrant and Marc A. Cohen
 10.16*  Non-competition Agreement, dated as of September 30, 1997, between the
         Registrant and Alain J. Cohen
 10.17*  Loan Agreement, dated as of January 20, 2000, between the Registrant and George M. Cathey
 10.18*  Secured Promissory Note, dated as of January 20, 2000, issued by
         George M. Cathey to the Registrant
 10.19*  Form of Change-in-Control Agreement between the Registrant and Joseph
         F. Greeves
 10.20*  Form of Change-in-Control Agreement between the Registrant and Pradeep
         K. Singh
 10.21*  Agreement of Lease, dated as of June 18, 1993, between the Registrant and International Telecommunication Satellite Organization, as amended on October 26, 1994, as amended on April 28, 1995, as amended on
         September 8, 1995, as amended on April 28, 1999, as amended on
         September 7, 1999
 10.22*  Sublease Agreement, dated as of November 1, 1997, between the
         Registrant and WJLA-TV
 10.23*  Form of Change-in-Control Agreement between the Registrant and George
         M. Cathey
 10.24*  Office Lease Agreement, dated May 2000, between the Registrant and
         Street Retail, Inc.
 10.25   Loan Agreement, dated June 10, 2000, between the Registrant and Bank of America, N.A.
 21.1+   Subsidiaries of the Registrant
 23.1    Consent of Deloitte & Touche LLP
 23.2    Consent of Hale and Dorr LLP (included in Exhibit 5.1)
 24.1*   Powers of Attorney
 27.1*   Financial Data Schedule

--------
*  Previously filed.
** To be filed by amendment.

+  Superseding exhibit.